                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO.             )

Filed by the Registrant [X]                [ ] Confidential, for Use of the
Filed by a Party other than the                Commission Only (as permitted by
Registrant [ ]                                  Rule 14a-6(e)(2))
Check the appropriate box:
[ ] Preliminary Proxy Statement:
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      AMERICAN INDUSTRIAL PROPERTIES REIT
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.
     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

Common Shares of Beneficial Interest ("Common Shares") and Series A Convertible Preferred Shares of Beneficial Interest ("Preferred Shares")
--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

            11,064,193 Common Shares and 10,266,795 Preferred Shares
--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             $15.50 per Common Share and $14.00 per Preferred Share
--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

                                  $315,230,121
--------------------------------------------------------------------------------
     (5) Total fee paid:

                                    $63,046
--------------------------------------------------------------------------------

     [X] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                                [AIP LETTERHEAD]



                                October 28, 1998


Dear Shareholder:

     The Board of Trust Managers of American Industrial Properties REIT has approved up to an initial $115 million equity investment by Developers Diversified Realty Corporation. The equity investment is designed to provide us with the resources to fund acquisitions to continue our strategy of consolidating the light industrial property sector. We believe that this sector is underserved in the public markets and capable of providing significantly higher returns through value-added management than other more competitive sectors. Light industrial properties include service centers, office-flex and small bay distribution buildings.


     The first stage of the equity investment, which involved the purchase by DDR of 2,207,618 Common Shares of Beneficial Interest at a price of $15.50 per share in exchange for consideration valued at approximately $34.2 million, was completed effective July 30, 1998. The second stage of the equity investment, which would involve the purchase by DDR of up to an additional 5,226,583 Common Shares of Beneficial Interest at a price of $15.50 per share, or a total of up to approximately $81 million, and the third stage of the equity investment, which would involve our option to require DDR invest up to an additional $200 million to fund property acquisitions, cannot be completed unless our shareholders approve the contemplated issuances of shares. We have scheduled a special meeting of shareholders to be held on Friday, November 20, 1998, at 9:00 a.m., Dallas time, at Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., 2001 Ross Avenue, Suite 3000, Dallas, Texas 75201, for our shareholders to vote on this matter.


     The first stage of the equity investment resulted in DDR owning approximately 16.6% of our outstanding Common Shares of Beneficial Interest. Assuming no other change in the number of outstanding shares, the second stage of the equity investment would increase DDR's ownership to up to approximately 40.1% of our outstanding common shares.

     As described in the accompanying Proxy Statement, AIP and DDR have agreed to certain matters relating to the governance of AIP, including certain limitations on DDR's ability to acquire our shares other than pursuant to the equity investment described above. DDR does, however, have the right to purchase Common Shares of Beneficial Interest with an aggregate value of up to $10 million in one or more open market transactions. In addition, if DDR's beneficial ownership of Common Shares of Beneficial Interest falls below 40% of our outstanding shares on a fully-diluted basis, DDR has the right to purchase from us from time to time, at a price of $15.50 per share, a number of Common Shares of Beneficial Interest sufficient to maintain a 40% equity interest in AIP.

     Whether or not you plan to attend the meeting, please take the time to vote by completing and returning the enclosed proxy card to us. This will ensure that your shares will be represented at the meeting.

     The attached Proxy Statement provides you with detailed information about the proposed transaction. Please read it carefully.

                                            Sincerely,

                                            /s/ CHARLES W. WOLCOTT

                                            Charles W. Wolcott
                                            President and Chief Executive
                                            Officer


   Proxy Statement dated October 28, 1998 and first mailed to shareholders on
                               October 28, 1998.

                      AMERICAN INDUSTRIAL PROPERTIES REIT


                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                        DATE:  Friday, November 20, 1998

                        TIME:  9:00 a.m., Dallas time

                        PLACE: Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                               2001 Ross Avenue
                               Suite 3000
                               Dallas, Texas 75201


MATTER TO BE VOTED ON:

     - The issuance of up to 11,064,193 Common Shares of Beneficial Interest and 10,266,795 Series A Convertible Preferred Shares of Beneficial Interest of American Industrial Properties REIT (the "Trust") pursuant to (i) the Share Purchase Agreement, dated as of July 30, 1998, between the Trust and Developers Diversified Realty Corporation ("DDR"), as amended by Amendment No. One thereto, dated as of September 14, 1998, and (ii) the Agreement and Plan of Merger, dated as of July 30, 1998, among the Trust, DDR and DDR Office Flex Corporation.

                                               By Order of the Board of Trust
       Managers,

                                               /s/ MARC A. SIMPSON

                                               Marc A. Simpson
                                               Senior Vice President, Chief
       Financial
                                               Officer, Treasurer and Secretary

Irving, Texas 75063
October 28, 1998

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION.................    1
GENERAL INFORMATION ABOUT VOTING............................    2
  Who Can Vote..............................................    2
  Voting by Proxy...........................................    3
  How You May Revoke Your Proxy Instructions................    3
  How Votes Are Counted.....................................    3
  Costs of this Proxy Solicitation..........................    4
  Accountants...............................................    4
THE PROPOSAL................................................    4
  General...................................................    4
  DDR and the Acquired Properties...........................    5
  Background of the Transaction.............................    6
  Reasons for the Transaction; Recommendation of the
     Board..................................................   10
  Opinion of the Trust's Financial Advisor..................   11
  Cautionary Statement Concerning Forward-Looking
     Statements.............................................   14
  Interests of Certain Persons in the Transaction...........   15
  Anticipated Accounting Treatment..........................   16
  No Dissenters' Rights.....................................   16
  Regulatory Approvals......................................   16
  Summary of the Purchase Agreement.........................   16
  Summary of the Merger Agreement...........................   24
  Description of the Preferred Shares.......................   25
  Summary of the Registration Rights Agreement..............   27
  Summary of the Voting Agreements..........................   27
PRO FORMA FINANCIAL INFORMATION.............................   28
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   39
MANAGEMENT..................................................   41
SHAREHOLDER PROPOSALS.......................................   44
WHERE YOU CAN FIND MORE INFORMATION.........................   44
LIST OF DEFINED TERMS.......................................   46

APPENDIX I  Opinion of Salomon Smith Barney.................  I-1

                      AMERICAN INDUSTRIAL PROPERTIES REIT

                             6210 N. BELTLINE ROAD
                                   SUITE 170
                              IRVING, TEXAS 75063

                             ---------------------

                                PROXY STATEMENT

     The Board of Trust Managers is requesting that you allow your shares to be represented at the Special Meeting by the proxies named on the enclosed proxy card. This Proxy Statement is being sent to you in connection with this request. "We," "our," "AIP" and the "Trust" each refers to American Industrial Properties REIT. "Common Shares" and "Shares" each refer to common shares of beneficial interest of the Trust. "Preferred Shares" refers to Series A Convertible Preferred Shares of Beneficial Interest of the Trust. "DDR" refers to Developers Diversified Realty Corporation. "Proposal" refers to the proposal described in this Proxy Statement that the Trust issue to DDR up to 11,064,193 Common Shares and 10,266,795 Preferred Shares.

                             ---------------------

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q:    WHY IS AIP PROPOSING THE TRANSACTION? HOW WILL I BENEFIT?


A: In the first and second stages of the proposed transaction, we will receive up to $115 million to fund acquisitions in the highly fragmented light industrial sector. We believe that this sector is underserved in the public markets and is capable of providing significantly higher returns through value-added management than other more competitive sectors. In the third stage of the transaction, we have the option to require DDR to invest up to an additional $200 million to fund property acquisitions. We expect to gain valuable financial expertise, including assistance in capital strategy and formation, resources and enhanced deal flow as a result of DDR's investment. We also believe that this equity investment should further position the Trust as a leading light industrial REIT. In addition, DDR's purchase price in the transaction is $15.50 per Common Share, which we believe represents a fair value of the Trust and is a premium of approximately 25% over the share price at the time we announced the transaction. To review the reasons for the transaction in greater detail, and related uncertainties, see pages 10 and 11.


Q:    PLEASE EXPLAIN THE TRANSACTION.

A: The transaction has three stages. First, effective July 30, 1998, we entered into a Share Purchase Agreement with DDR under which DDR purchased 949,147 Common Shares at $15.50 per share (for a total of $14,711,778.50). At the same time, we entered into a Merger Agreement under which a subsidiary of DDR was merged into the Trust. In the merger, we acquired five light industrial and office properties previously owned by DDR, which were valued at $19,506,409, and we issued an additional 1,258,471 Common Shares to DDR. As a part of this first stage of the transaction, four designees of DDR were appointed to our Board of Trust Managers, one of whom was elected Chairman of the Board of Trust Managers. The Chairman received options to purchase 100,000 Common Shares at $12.63 per share (the closing price per Common Share on the New York Stock Exchange on July 29, 1998), which vest at the closing of the second stage of the Transaction.

      Second, DDR agreed to purchase up to an additional 5,226,583 Common Shares for $15.50 per share (for a total of $81,012,036.50) to fund property acquisitions. If DDR purchases all of these Shares at the conclusion of this stage of the transaction, DDR would own a total of 7,434,201 Common Shares, or, assuming no other change in the number of outstanding Shares, about 40.1% of our outstanding Common Shares.

      Third, DDR granted us an option to require DDR to purchase additional shares with a total purchase price not to exceed $200 million to fund property acquisitions. Once DDR purchases shares with an aggregate purchase price of $100 million, our ability to exercise this option is subject to the following two market-related limitations on the date of the exercise of the option: (i) that the price per DDR common share on the New York Stock Exchange is not below $18.00 per share; and
      (ii) that DDR's aggregate investment does not exceed 10% of DDR's market capitalization. These additional shares may be Common Shares, which DDR would purchase at a price of $15.50 per share, or, at the Trust's option, Preferred Shares, which DDR would purchase at a price of $14.00 per share. These per share prices will be adjusted downward if the average closing price of Common Shares for the 10 trading days immediately preceding the date we exercise this option is less than $12.12 per share. Also, if DDR would own in excess of 49.9% of the outstanding Common Shares, we could sell only Preferred Shares to DDR. If we exercised this option in full, we could issue to DDR up to 3,629,992 Common Shares at $15.50 per share and up to 10,266,795 Preferred Shares at $14.00 per share, assuming, in each case, no other change in the number of outstanding Common Shares.

Q:    WHAT WILL I BE VOTING ON AT THE SPECIAL MEETING?

A: Because the second and third stages of the transaction cannot be implemented unless they are approved by our shareholders, we are seeking to obtain such approval at the Special Meeting and we are asking you to vote in favor of the Proposal to approve the issuance of up to 11,064,193 Common Shares and 10,266,795 Preferred Shares.


      DDR and certain of our current institutional investors have entered into agreements under which these institutional investors agreed to vote in favor of the Proposal (or to recommend to the clients for whom they exercise investment discretion that such clients vote in favor of the Proposal), subject, in one case, to the institutional investor's right to act otherwise in the exercise of its fiduciary obligations. As of October 20, 1998, these institutional investors owned approximately 44.4%, and DDR owned approximately 16.6%, of the outstanding Common Shares. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING COMMON SHARES IS REQUIRED TO APPROVE THE PROPOSAL. THE VOTING AGREEMENTS, COUPLED WITH DDR'S COMPLIANCE WITH THE REQUIREMENT OF THE NEW YORK STOCK EXCHANGE THAT DDR VOTE FOR AND AGAINST THE PROPOSAL IN THE SAME PROPORTION AS THE VOTES CAST BY OUR OTHER SHAREHOLDERS AT THE SPECIAL MEETING, WILL ASSURE SHAREHOLDER APPROVAL OF THE PROPOSAL.


Q: OTHER THAN A VOTE ON THE NEW ISSUANCE OF SHARES, WHAT ELSE WILL HAPPEN AT THE SPECIAL MEETING?

      Nothing else is scheduled.

Q:    WHEN AND WHERE IS THE SPECIAL MEETING?


A: The Special Meeting will take place on Friday, November 20, 1998, at Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., 2001 Ross Avenue, Suite 3000, Dallas, Texas 75201, at 9:00 a.m., Dallas time.


Q:    WHAT DO I NEED TO DO NOW?

A: Just mail or fax your signed proxy card as soon as possible so that your Shares may be represented at the Special Meeting.

Q:    WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: Just mail or fax a later-dated, signed proxy card to our Secretary so that it arrives before the Special Meeting, or attend the Special Meeting and vote in person.

                        GENERAL INFORMATION ABOUT VOTING

WHO CAN VOTE


     You are entitled to vote your Common Shares if our records show that you held your Shares as of October 26, 1998. At the close of business on October 20, 1998, a total of 13,313,957 Common Shares were outstanding and entitled to vote. Each Common Share has one vote. The enclosed proxy card shows the number of Common Shares that you are entitled to vote. No holder of Common Shares has any preemptive rights. DDR has, however, agreed in the Purchase Agreement to purchase up to 8,856,575 Common Shares (assuming no other change in the number of outstanding Common Shares).

     As of October 20, 1998, DDR owned 2,207,618 Common Shares. The New York Stock Exchange requires that these Shares be voted, and DDR has informed the Trust that it intends to vote its Shares, for and against the Proposal in the same proportion as the votes cast by our other shareholders at the Special Meeting.



     Four of our institutional investors (the "Institutional Investors"), which are (i) USAA Real Estate Company ("Realco"); (ii) ABKB/LaSalle Securities Limited Partnership ("ABKB") and LaSalle Advisors Limited Partnership ("LaSalle Advisors" and, together with ABKB, "LaSalle"); (iii) Morgan Stanley Asset Management Inc. ("MSAM"), which acts on behalf of certain of its clients with respect to Common Shares over which it exercises investment discretion, and MS Real Estate Special Situations, Inc. ("MSRE" and, together with MSAM, the "Morgan Entities") and (iv) Praedium II Industrial Associates LLC ("Praedium"), have entered into agreements (the "Voting Agreements") pursuant to which the Institutional Investors have agreed to vote in favor of the Proposal (or to recommend to the clients for whom they exercise investment discretion that such clients vote in favor of the Proposal), subject, in the case of the agreement with LaSalle, to LaSalle's right to act otherwise in the exercise of its fiduciary obligations. For more details on the Voting Agreements, see page 27. As of October 20, 1998, the Institutional Investors owned a total of 5,910,263 Common Shares, representing approximately 44.4% of the outstanding Common Shares, and DDR owned 2,207,618 Common Shares, representing approximately 16.6% of the outstanding Common Shares. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING COMMON SHARES IS REQUIRED TO APPROVE THE PROPOSAL. THE VOTING AGREEMENTS, COUPLED WITH DDR'S COMPLIANCE WITH THE REQUIREMENT OF THE NEW YORK STOCK EXCHANGE THAT DDR VOTE FOR AND AGAINST THE PROPOSAL IN THE SAME PROPORTION AS THE VOTES CAST BY OUR OTHER SHAREHOLDERS AT THE SPECIAL MEETING, WILL ASSURE SHAREHOLDER APPROVAL OF THE PROPOSAL.


VOTING BY PROXY


     If your Common Shares are held by a broker, bank or other nominee, you will receive instructions from them that you must follow to have your Shares voted. If you hold your Shares in your own name as a holder of record, you may instruct the proxies how to vote your Shares by signing, dating and mailing the proxy card in the postage-paid envelope that we have provided to you or faxing the proxy card to (972) 756-0704. Faxed proxy cards will be accepted until 5:00 p.m., Dallas time, on November 19, 1998. Of course, you can always come to the Special Meeting and vote your Shares in person. The proxies will vote your Shares in accordance with your instructions on the proxy card. If you sign and return a proxy card without giving specific voting instructions, your Shares will be voted FOR approval of the Proposal. We are not aware of any other matter to be presented at the meeting, except for those described in this Proxy Statement.


HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS

     To revoke your proxy instructions, you must advise the Trust's Secretary in writing before your Shares have been voted by the proxies at the Special Meeting, or deliver later proxy instructions, or attend the Special Meeting and vote your Shares in person.

HOW VOTES ARE COUNTED

     The Special Meeting will be held if a majority of the outstanding Common Shares entitled to vote is represented at the Special Meeting. If you have returned valid proxy instructions or attend the Special Meeting in person, your Shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on the Proposal. Abstentions will not be counted as votes cast on the Proposal and will have no effect on the result of the vote on the Proposal.

     Broker non-votes occur when a broker, bank or other nominee holding shares in street name votes the shares on some matters but not others. We will treat broker non-votes as Shares that are present and entitled to vote for quorum purposes. However, broker non-votes will not be counted as votes cast on the Proposal and will have no effect on the result of the vote on the Proposal.

COSTS OF THIS PROXY SOLICITATION

     We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, proxies may be solicited by our Trust Managers, officers or other employees in person or by telephone. None of these persons will receive any additional or special compensation for doing this.

ACCOUNTANTS

     We expect that representatives of Ernst & Young LLP will be present at the Special Meeting to respond to appropriate questions of shareholders and to make a statement if they desire.

                                  THE PROPOSAL

GENERAL

     The proposed transaction (the "Transaction") has three stages. First, under the terms of a Share Purchase Agreement, dated as of July 30, 1998, as amended by Amendment No. One thereto ("Amendment No. One"), dated as of September 14, 1998 (as amended, the "Purchase Agreement"), DDR purchased 949,147 Common Shares (the "Initial Shares") at $15.50 per share (for a total of $14,711,778.50). At the same time, we entered into an Agreement and Plan of Merger, dated as of July 30, 1998 (the "Merger Agreement"), with DDR and DDR Office Flex Corporation, a wholly-owned subsidiary of DDR ("DDR Flex"), under which DDR Flex was merged with and into the Trust (the "Merger"). In the Merger, we acquired five light industrial and office properties previously owned by DDR Flex, which were valued at $19,506,409, and DDR received an additional 1,258,471 Common Shares.

     Second, DDR agreed in the Purchase Agreement to purchase up to an additional 5,226,583 Common Shares (the "Remaining Shares") for $15.50 per share (for a total of $81,012,036.50) to fund property acquisitions. DDR's obligation is subject to several conditions, which are described below under "Summary of Purchase Agreement -- Purchase and Sale of Shares." If DDR purchased all of the Remaining Shares on the date (the "Second Closing Date") of the closing of this second stage of the Transaction (the "Second Closing"), DDR would own a total of 7,434,201 Common Shares, or (assuming no other change in the number of outstanding Shares) about 40.1% of our outstanding Common Shares after the second stage of the Transaction.

     Third, DDR agreed in the Purchase Agreement to grant us an option, which we may exercise until the second anniversary of the Second Closing Date, to require DDR to purchase additional shares (the "Additional Shares") with a total purchase price not to exceed $200 million to fund property acquisitions. Once DDR purchases Additional Shares with an aggregate purchase price of $100 million, our ability to exercise this option is subject to the following two market-related limitations on the date of the exercise of the option: (i) that the price per DDR common share on the New York Stock Exchange is not below $18.00 per share; and (ii) that DDR's aggregate investment does not exceed 10% of DDR's market capitalization. These Additional Shares may be Common Shares, which DDR would purchase at a price of $15.50 per share, or, at the Trust's option, Preferred Shares, which DDR would purchase at a price of $14.00 per share. These per share prices will be adjusted downward if the average closing price of Common Shares for the 10 trading days immediately preceding the date we exercise this option is less than $12.12 per share. Also, if DDR would own in excess of 49.9% of the outstanding Common Shares, we can sell only Preferred Shares to DDR. If we exercised this option in full, we could issue to DDR up to 3,629,992 Common Shares at $15.50 per share and up to 10,266,795 Preferred Shares at $14.00 per share, assuming, in each case, no other change in the number of outstanding Common Shares.

     The Purchase Agreement also provides that DDR has the right to purchase Common Shares with an aggregate value of up to $10 million in one or more open market transactions. In addition, if DDR's beneficial ownership of Common Shares falls below 40% of the outstanding Common Shares on a fully-diluted basis, DDR has the right to purchase from the Trust from time to time, at a price of $15.50 per share, a number of Common Shares sufficient to maintain a 40% equity interest in the Trust.

     In accordance with the Purchase Agreement, effective as of July 30, 1998, four designees of DDR, Scott A. Wolstein, Robert H. Gidel, Albert T. Adams and James A. Schoff (collectively, the "DDR Designees") were appointed to our Board of Trust Managers and Mr. Wolstein was elected Chairman of the Board of Trust Managers. For information about the DDR Designees, see pages 41 through 43. DDR's ability to designate Trust Managers will be limited if DDR does not purchase all of the Remaining Shares within approximately 180 days of the Second Closing Date. See "Summary of Purchase Agreement -- Board Representation."

     For a more detailed summary of the Purchase Agreement and the Merger Agreement, see pages 16 through 25.

DDR AND THE ACQUIRED PROPERTIES

     DDR is a real estate investment trust ("REIT") that is in the business of acquiring, developing, redeveloping, owning, leasing and managing shopping centers and business centers. As of September 1, 1998, DDR owned, directly or through joint ventures, 160 shopping centers and 70 undeveloped parcels, and managed 22 properties.

     The principal executive offices of DDR are located at 34555 Chagrin Blvd., Moreland Hills, Ohio 44022. The telephone number at those offices is (440) 247-4700.

     In the Merger, we acquired from DDR Flex five business centers located in Ohio (the "Acquired Properties"), which range in size from approximately 36,000 to 236,000 square feet of gross leasable area. The Acquired Properties contain office, light industrial, warehouse and research space. As of September 1, 1998, the Acquired Properties were 100% leased. All of the Acquired Properties are triple net leased to single tenants, except for one property that is leased to multiple users. Pursuant to the triple net leases, the tenants are obligated to pay all maintenance and insurance expenses and real estate taxes, and all or substantially all of the operating expenses, relating to the property. The leases have terms that expire between October 1998 and November 2003. These leases generally have fixed or cost-of-living rental increases in their option terms, but not in their base terms. Accordingly, the rental payments under these leases will remain constant until the expiration of their base terms, regardless of inflationary increases. There can be no assurance that any of these leases will be renewed or that any new tenants for the Acquired Properties can be obtained if the leases are not renewed.

     The following table sets forth information with respect to the Acquired Properties as of September 1, 1998.

                                                                                               ANCHOR
                           DATE DEVELOPED       GROSS          TOTAL         AVERAGE       TENANTS (LEASE
      PROPERTY AND         BY DDR OR ITS       LEASABLE      ANNUALIZED   BASE RENT PER   EXPIRATION/OPTION
        LOCATION             AFFILIATES     AREA (SQ. FT.)   BASE RENT     SQ. FT.(1)        EXPIRATION)
      ------------         --------------   --------------   ----------   -------------   -----------------
180 Lena Drive...........     09/01/88         236,225        $744,109        $3.15       Hardline Services
Aurora, Ohio                                                                                 (2003/2013)
Pine Needle..............     11/01/87          40,200         237,180         5.90          Steris Corp
Mentor, Ohio                                                                                 (1999/2004)
3000 Crane Drive.........     03/01/89          66,200         297,366         4.49          Alumax Alum
Streetsboro, Ohio                                                                            (2000/2006)
9177 Dutton Drive........     11/01/89          35,502         262,440         7.38              --
Twinsburg, Ohio
(Heritage Industrial)
9300 Dutton Drive........     11/01/89          85,800         377,424         4.40              VSA (1998)
Twinsburg, Ohio
(VSA Building)

---------------

(1) Calculated as total annualized base rentals divided by DDR-owned gross leasable area actually leased as of September 1, 1998.

BACKGROUND OF THE TRANSACTION

     Since our inception, we have pursued a growth strategy to maximize the total return to shareholders through the acquisition, leasing, management and disposition of industrial real estate properties. We have focused on the light industrial sector of the real estate market, believing that this sector is underserved and capable of providing significantly higher returns than other more competitive sectors.

     We have actively pursued capital to fund our acquisition strategy. In January 1997, we retained Prudential Securities Incorporated ("Prudential Securities") to act as our financial advisor with respect to identifying financing transactions. Prudential Securities acted as placement agent in our private placements of Common Shares to the Morgan Entities in June 1997, to LaSalle in July 1997 and to Praedium in January 1998.

     In early 1998, DDR retained Chadwick, Saylor & Co., Inc. ("Chadwick") to act as its financial advisor for the purpose of exploring possible strategic investments and other investments in the light industrial/office-flex market.


     Also in early 1998, Prudential Securities became aware (through another transaction in which Prudential Securities was not acting as advisor for DDR) of DDR's interest in exploring investments in the light industrial/office-flex market. In February 1998, Prudential Securities informed the Trust of DDR's possible interest in a transaction with the Trust.


     On March 9, 1998, Charles W. Wolcott, the President, Chief Executive Officer and a Trust Manager of the Trust, received a letter from Scott A. Wolstein, the President, Chief Executive Officer and a director of DDR, proposing that DDR contribute cash and properties to the Trust in exchange for Common Shares. After discussion of the general terms of this letter with legal counsel to the Trust and representatives of Prudential Securities, Mr. Wolcott distributed copies of DDR's proposal letter to the Trust Managers.

     On March 18, 1998, Mr. Wolcott met with representatives of Chadwick in Dallas. Chadwick described for Mr. Wolcott DDR's interest in investing in the light industrial/office-flex market and DDR's objectives relative to an investment in the Trust.

     On March 19, 1998, the Board of Trust Managers met telephonically with Mr. Wolcott, Lewis D. Friedland, Senior Vice President and Chief Investment Officer of the Trust, Marc A. Simpson, Senior Vice

President and Chief Financial Officer of the Trust, and the Trust's legal and financial advisors to review DDR's proposal and the information relayed by representatives of Chadwick to Mr. Wolcott. After this review, the Board, while determining not to put the Trust up for sale, authorized management to commence discussions with representatives of DDR regarding a possible equity investment.

     On March 25, 1998, Mr. Wolcott met with Mr. Wolstein and Albert T. Adams, a director of, and a legal advisor to, DDR at DDR's offices in Chagrin Falls, Ohio, with a representative of Prudential Securities present on behalf of the Trust. At this meeting, Mr. Wolstein suggested that the Trust consider an equity investment by DDR.

     On March 26, 1998, the Board of Trust Managers met telephonically. Messrs. Friedland and Simpson and the Trust's legal and financial advisors participated in the call. At this meeting, Mr. Wolcott reported on the meeting with Messrs. Wolstein and Adams. Following this discussion, the Board discussed the Trust's operations, business and short-term and long-term prospects and plans, and directed management to work with Prudential Securities to identify various financing alternatives for the Trust Managers to consider.

     During early April 1998, the Trust and DDR entered into confidentiality agreements pursuant to which each agreed to maintain the confidentiality of material provided by, as well as its discussions with, the other. At around this same time, various members of the Trust's and DDR's Boards and representatives of the companies attended the same industry-related functions at which they discussed a possible equity investment by DDR in the Trust.

     On April 6, 1998, the Board of Trust Managers and the Trust's legal advisors met telephonically to review the status of the discussions with DDR. Also at this meeting, representatives of Prudential Securities conducted a presentation of the long-term financing alternatives available to the Trust (including informal conversations between representatives of Prudential Securities and potential investors), after which the Board discussed each alternative. Mr. Wolcott also reported to the Board discussions with certain potential investors.

     In mid-April 1998, the Trust provided DDR with detailed property-level information on the Trust's property portfolio.


     On April 22, 1998, the Board of Trust Managers and the Trust's legal advisors met telephonically to review the status of continuing discussions with DDR and other alternative financing transactions. The Board of Trust Managers' quarterly meeting held on April 29, 1998 also included such review. Also on April 29, the Trust entered into Severance and Change of Control Agreements with Charles W. Wolcott, Lewis D. Friedland, Marc A. Simpson and David B. Warner, which are described below on pages 15 and 16 under "Interests of Certain Persons in the Transaction."


     On May 12, 1998, the Trust received a draft share purchase agreement from legal counsel to DDR, which contained the initial terms of a proposed transaction. During the next several weeks, the Board of Trust Managers and the Trust's legal advisors met twice to review the status of discussions with DDR regarding an equity investment and other financing alternatives. At these meetings, Mr. Wolcott advised the Board that Prudential Securities had in the past served as an underwriter on several DDR offerings and was currently serving as a financial adviser to an affiliate of the Trust on a separate transaction. The Board then discussed the desirability of obtaining a financial advisor other than Prudential Securities for the purpose of exploring an equity investment with DDR and various other candidates to avoid any potential conflict of interest or the appearance of such conflict of interest with respect to Prudential Securities. Shortly thereafter, the Trust had discussions with several investment banking firms that were familiar with the Trust and, on June 3, 1998, the Trust engaged Salomon Brothers Inc and Smith Barney Inc. (collectively, "Salomon Smith Barney") as its financial advisors.

     By letter dated May 29, 1998, the Trust responded to DDR's proposal as contained in the draft share purchase agreement. In this letter, the Trust identified unresolved elements of a transaction and stated that a definitive agreement must contain a "standstill" provision limiting DDR's ability to acquire Shares other than pursuant to the equity investment.

     During the period from early April to mid-June 1998, members of the Trust's management continued to evaluate financing transactions involving various candidates. Preliminary discussions were held with a number of candidates, although, with the exception of discussions with two entities, which are described below, none advanced beyond preliminary discussions.

     In May 1998, representatives of the Trust and one such entity ("Company A") held preliminary discussions regarding the structure of a possible equity investment by Company A in the Trust. Also in May 1998, representatives of the Trust and another such entity ("Company B") met to discuss the form of a possible equity investment by Company B in the Trust. Shortly thereafter, the Trust and Company B entered into a confidentiality agreement and the Trust provided Company B with detailed property-level information on the Trust's property portfolio.

     On June 8, 1998, Company A and Company B each submitted a proposal to the Trust for a possible equity investment by such company in the Trust.

     At a special meeting held on June 9, 1998, the Trust Managers reviewed with Salomon Smith Barney and the Trust's legal advisors the status of discussions with DDR, Company A and Company B. At this meeting, representatives of DDR and representatives of Company A met separately with the Board to review with the Board the terms of a potential equity transaction with the Trust. After discussion among the Trust Managers, the Board determined that Company A and Company B had each proposed a substantially lower value to the Trust and its shareholders than had DDR. Accordingly, the Board instructed the Trust's management to pursue the proposed transaction with DDR.

     During the period from early June to the end of July, representatives of the Trust and DDR, together with their respective legal and financial advisors, frequently held discussions to identify and resolve open issues and to negotiate the terms of the proposed transaction. Also during this period, the Board of Trust Managers met several times to review the status of the discussions. As a result of the discussions, the Trust and DDR finalized all major elements of the proposed equity investment, including the three-stage structure (the first stage of which would include the Trust's acquisition of five properties through a merger with a subsidiary of DDR), the registration rights to be granted to DDR, the purchase price and the "standstill" provisions.

     On July 29, 1998, a special meeting of the Board of Trust Managers was held to consider the proposal as negotiated and documented. At such meeting, senior management and the Trust's financial and legal advisors made presentations concerning material aspects of the proposed transaction. In addition, Salomon Smith Barney made a financial presentation, and delivered an opinion, to the Board of Trust Managers, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the aggregate cash consideration in the sale of the Initial Shares and the Remaining Shares (the "Share Sale") to be received by the Trust of $95,723,815 (the "Cash Consideration"), and the 1,258,471 Common Shares (the "Merger Consideration") issuable by the Trust in the Merger, taken together, was fair, from a financial point of view, to the Trust. Also at such meeting, T. Patrick Duncan and Edward
B. Kelley, each of whom is an executive officer of Realco and a director of USAA Equity Advisors, Inc., an affiliate of Realco, informed the Board that certain affiliates of Realco directly or indirectly own less than 5% of DDR's outstanding shares and, as a result, they would not be voting on the proposed transaction. In addition, Stanley J. Kraska, Jr., a managing director of ABKB, informed the Board that ABKB or its affiliates own less than 5% of DDR's outstanding shares and, as a result, he would not be voting on the proposed transaction. The other four Trust Managers (the "Disinterested Trust Managers") unanimously determined that the Transaction was in the best interests of the Trust and its shareholders, approved the Purchase Agreement and the Merger Agreement and determined to recommend that shareholders vote in favor of the Proposal.

     Following the approval of our Board of Trust Managers and DDR's Board of Directors, on August 3, 1998, (i) the Trust and DDR executed the Purchase Agreement, (ii) the Trust, DDR and DDR Flex executed the Merger Agreement, and
(iii) the Trust and DDR executed a registration rights agreement (the "Registration Rights Agreement").

     Pursuant to the Purchase Agreement, the Trust increased the Board of Trust Managers by four positions and appointed Scott A. Wolstein, Albert T. Adams, Robert H. Gidel and James A. Schoff to the Board, and named Mr. Wolstein as the Chairman of the Board of Trust Managers. In connection with Mr. Wolstein's election as Chairman, the Board of Trust Managers granted Mr. Wolstein options to purchase 100,000 Common Shares at a price of $12.63 per Share (the closing price per Common Share on the New York Stock Exchange on July 29, 1998), which vest on the Second Closing Date. This option grant is subject to adjustment based on the recommendation of an independent compensation consultant engaged by the Board of Trust Managers.


     Also on August 3, 1998, DDR entered into separate Voting Agreements with Realco, LaSalle, the Morgan Entities and Praedium pursuant to which each Institutional Investor agreed to vote (or to recommend to the clients for whom they hold the Common Shares that they vote) in favor of the Proposal, subject, in the case of the agreement with LaSalle, to LaSalle's right to act otherwise in the exercise of its fiduciary obligations. The Institutional Investors owned, as of October 20, 1998, an aggregate of 5,910,263 Common Shares, representing approximately 44.4% of the outstanding Common Shares, and DDR owned 2,207,618 Common Shares, representing approximately 16.6% of the outstanding Common Shares. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE TRUST'S OUTSTANDING COMMON SHARES IS REQUIRED TO APPROVE THE PROPOSAL. THE VOTING AGREEMENTS, COUPLED WITH DDR'S COMPLIANCE WITH THE REQUIREMENT OF THE NEW YORK STOCK EXCHANGE THAT DDR VOTE FOR AND AGAINST THE PROPOSAL IN THE SAME PROPORTION AS THE VOTES CAST BY OUR OTHER SHAREHOLDERS AT THE SPECIAL MEETING, WILL ASSURE SHAREHOLDER APPROVAL OF THE PROPOSAL.


     On August 4, 1998, the Trust and DDR issued a joint press release announcing the Transaction.

     In late August 1998, Mr. Wolstein requested certain changes to the terms of the Purchase Agreement executed on August 3, 1998 due to market conditions. On September 2, 1998, the Board of Trust Managers and the Trust's financial and legal advisors met telephonically to consider such request. At this meeting, the Disinterested Trust Managers determined that, given recent market conditions, it was in the best interests of the Trust and its shareholders to revise the Purchase Agreement, and authorized management to commence discussions with representatives of DDR regarding such an amendment. On September 11, 1998, a special meeting of the Board of Trust Managers was held to consider the terms and conditions of the proposed amendment, including (i) a limitation on DDR's obligation to purchase the Remaining Shares at the Second Closing; (ii) a limitation on DDR's right to designate Trust Managers if DDR does not purchase all of the Remaining Shares within approximately 180 days of the Second Closing Date; (iii) once DDR purchases Additional Shares with an aggregate purchase price of $100 million, the following two market limitations on the date of the exercise of the option: (a) that the price per DDR common share on the New York Stock Exchange is not below $18.00 per share, and (b) that DDR's aggregate investment does not exceed 10% of DDR's market capitalization; and (iv) an agreement that DDR may purchase Common Shares with an aggregate value of up to $10 million in one or more open market transactions. By unanimous written consent dated September 11, 1998, the Disinterested Trust Managers approved Amendment No. One. On September 16, 1998, the Trust and DDR executed Amendment No. One.


     Under the Purchase Agreement, we have the option to borrow from DDR amounts not to exceed $81,012,036.50 (which is equal to the total amount that DDR agreed to invest in the Trust at the Second Closing) to fund property acquisitions. In August 1998, we borrowed approximately $6.5 million from DDR to fund the acquisition of Norfolk Commerce Park, a light industrial project consisting of three buildings in Norfolk, Virginia, which borrowing was repaid on September 21, 1998. In early October 1998, we borrowed approximately $4.1 million from DDR to fund the acquisition of Technipark Ten, an office service center property in Houston, Texas. In mid-October 1998, we borrowed approximately $19.4 million from DDR to fund the acquisition of the A&A Portfolio (which is defined and described on page 28). All of these loans were made under a demand promissory note that is payable within 30 days from the date of a demand by DDR. As of October 20, 1998, approximately $23.5 million was outstanding under this note. DDR has informed us that, in the unlikely event that the Proposal is not approved, DDR intends to demand repayment of all amounts outstanding under such note, which, when combined with the repurchase obligation described below on page 24 under the heading "Summary of the Purchase
Agreement -- Termination -- Repurchase Obligation," could have a material adverse effect on the Trust. However, the Voting Agreements, coupled with DDR's compliance with the requirement of the New York Stock Exchange that DDR vote for and against the Proposal in the same proportion as the votes cast by our other shareholders at the Special Meeting, will assure shareholder approval of the Proposal.


REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE BOARD

     The Disinterested Trust Managers have unanimously approved the Transaction and believe that the Transaction is in the best interests of the Trust and its shareholders. The Disinterested Trust Managers recommend that shareholders vote FOR approval of the Proposal.

     The decision of the Disinterested Trust Managers to approve the Transaction and to recommend approval of the Proposal was based on a number of factors, including the following, although no assurance can be given that we will realize the benefits described below if the Transaction is consummated:

          (1) We intend to use the funds provided by DDR's investment to fund acquisitions to continue our strategy of consolidating the highly fragmented light industrial property sector. We believe that this sector is underserved in the public markets and is capable of providing significantly higher returns through value-added management than other more competitive sectors. We believe that this equity investment should further position the Trust as a leading light industrial REIT.

          (2) We believe that DDR's $15.50 per Share purchase price in the Transaction represents a fair value of the Trust and is a premium of approximately 25% over the closing sale price for Common Shares on August 3, 1998, the last trading day prior to public announcement of the Transaction.

          (3) Upon the consummation of the Share Sale, our total capitalization will significantly increase. This increased size may be more attractive to institutional investors, which often prefer larger capitalization companies when making investment decisions. We also believe credit rating agencies generally favor companies with larger capitalizations and view them as being more stable for unsecured debt holders. As a result, our attractiveness to potential investors should be enhanced by the Transaction, which may improve our ability to access favorably priced equity and debt capital.

          (4) Both the Trust and DDR have significant acquisition and redevelopment experience. We expect to benefit from the extensive experience of DDR management in enhancing properties, with the resultant reduction in turnover and increased rental rates. In addition, we expect to gain valuable financial expertise, including assistance in capital strategy and formation, resources and enhanced deal flow, as a result of the Transaction.

          (5) The Purchase Agreement contains several limitations on DDR's ability to acquire Shares other than pursuant to the Purchase Agreement, including a limit on DDR's ability to acquire beneficial ownership of Common Shares in excess of 40% of the outstanding Common Shares on a fully-diluted basis during a three-year "standstill" period.

          (6) The Transaction was structured to avoid triggering the "poison pill" provision contained in the Trust's Declaration of Trust. This provision is applicable if certain persons acquire more than 50% of the Shares and, in such event, grants holders of Common Shares the right to sell their Shares to the Trust at the price paid by such acquiring person.

          (7) As a result of the Merger, we acquired the five Acquired Properties, each of which is located in Ohio, a market in which we did not own any property prior to the Transaction. By expanding our geographical boundaries beyond our current markets, we believe that the Trust should have easier entry into new areas.

          (8) The Board of Trust Managers received the financial presentation of Salomon Smith Barney, and the opinion of Salomon Smith Barney to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Cash Consideration to be received by the Trust in the Share Sale, and the Merger Consideration issuable by the Trust in the Merger, taken together, was fair, from a financial point of view, to the Trust.

          (9) We received presentations from, and had discussions with, our executive officers and outside legal counsel regarding the structure of the Transaction, the business, assets and financial and legal due diligence completed with respect to DDR and the Acquired Properties and the terms and conditions of the agreements.

     The Board and management also discussed certain potential negative factors and risks that could arise or do arise from the Transaction. These included, among others, the significant costs involved in connection with consummating the Transaction, the substantial time and effort of our management required to consummate the Transaction and manage the increased and more diverse property portfolio, the limited duration of the "standstill" period, the appointment of the four DDR Designees to the Trust's Board and their potential ability to influence the Board, the options granted to Mr. Wolstein in connection with the Transaction, the expansion into a new region and market with which we have had little experience, the potential adverse consequences of DDR's concentration of ownership, including the decrease in each current Trust shareholder's percentage ownership interest in the Trust as a result of the issuance of Shares to DDR in the Transaction, and the risk that the expected benefits of the Transaction might not be fully realized. The Disinterested Trust Managers believe, however, that the benefits and advantages of the Transaction outweigh the negative factors and risks.

     The material factors considered by the Disinterested Trust Managers are described above. In view of the wide variety of factors, both positive and negative, considered by the Disinterested Trust Managers, the Disinterested Trust Managers did not find it practicable to quantify or otherwise assign weights to the specific factors considered.

     If the Share Sale is not consummated for any reason, we will continue to pursue our strategic objective of acquiring light industrial properties. We will also continue to consider possible acquisitions of compatible properties in bulk industrial, office and other commercial sectors.

     DDR has informed the Trust that, prior to its investment in the Trust, DDR had been developing a presence in the light industrial and office market. DDR has further informed the Trust that DDR believes that this fragmented market presents significant opportunities for growth and consolidation by experienced and well-capitalized operators. DDR has also informed the Trust that DDR believes that the Transaction provides a platform for combining DDR's investment program in this market with the skill and investment experience of the Trust's management team, and provides the Trust with capital necessary to fund the Trust's growth.

OPINION OF THE TRUST'S FINANCIAL ADVISOR

     Salomon Smith Barney was retained by the Trust to act as the Trust's financial advisor in connection with the proposed Transaction. On July 29, 1998, at a meeting of the Trust's Board of Trust Managers held to evaluate the proposed Transaction, Salomon Smith Barney delivered an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated July 29, 1998) to the Trust's Board to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Cash Consideration to be received by the Trust in the Share Sale, and the Merger Consideration issuable by the Trust in the Merger, taken together, was fair, from a financial point of view, to the Trust.

     In arriving at its opinion, Salomon Smith Barney reviewed drafts of the Purchase Agreement and the Merger Agreement and held discussions with certain senior officers, Trust Managers and other representatives and advisors of the Trust and certain senior officers and other representatives and advisors of DDR concerning the businesses, operations and prospects of the Trust and the Acquired Properties. Salomon Smith Barney examined certain publicly available business and financial information relating to the Trust and certain available business and financial information relating to the Acquired Properties as well as certain financial forecasts and other information and data for the Trust and the Acquired Properties which were provided to or otherwise discussed with Salomon Smith Barney by the management of the Trust, including information relating to certain strategic implications and operational benefits anticipated to result from the Transaction. Salomon Smith Barney reviewed the financial terms of the Transaction as set forth in the Purchase Agreement and the Merger Agreement in relation to, among other things: current and historical market prices and trading volume of Common Shares; the financial condition and historical and projected earnings and other operating data of the Trust and the Acquired Properties; and the capitalization of the Trust. Salomon Smith Barney considered, to the extent publicly available, the financial terms of certain other transactions recently effected which Salomon Smith Barney considered relevant in evaluating the Transaction and certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of the Trust and the Acquired Properties. In addition to the foregoing, Salomon Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion. Salomon Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Salomon Smith Barney, the managements of the Trust and DDR advised Salomon Smith Barney that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Trust and DDR as to the future financial performance of the Trust and the Acquired Properties and the strategic implications and operational benefits anticipated to result from the Transaction. Salomon Smith Barney assumed, with the consent of the Trust's Board, that the final terms of the Purchase Agreement and the Merger Agreement would not vary materially from those set forth in the drafts of the Purchase Agreement and the Merger Agreement reviewed by Salomon Smith Barney. Representatives of the Trust advised Salomon Smith Barney, and therefore Salomon Smith Barney also assumed, with the consent of the Trust's Board, that the Transaction and related transactions contemplated thereby will not adversely affect the status of the Trust as a real estate investment trust. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Trust or the Acquired Properties nor did Salomon Smith Barney make any physical inspection of the properties or assets of the Trust or the Acquired Properties. In connection with its engagement, Salomon Smith Barney was not requested to, and did not, solicit third party indications of interest in the acquisition of all or a part of the Trust. Salomon Smith Barney did not express any view as to, and Salomon Smith Barney's opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Trust or the effect of any other transaction in which the Trust might engage. Although Salomon Smith Barney evaluated the Cash Consideration and the Merger Consideration from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the Transaction, which was determined through negotiation between the Trust and DDR. No other limitations or specific instructions were imposed by the Trust on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SALOMON SMITH BARNEY DATED JULY 29, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX I AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. THE OPINION OF SALOMON SMITH BARNEY IS DIRECTED TO THE TRUST'S BOARD OF TRUST MANAGERS AND RELATES ONLY TO THE FAIRNESS OF THE CASH CONSIDERATION AND THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE TRUST, DOES NOT ADDRESS ANY OTHER ASPECT OF THE TRANSACTION OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SALOMON SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Salomon Smith Barney made numerous assumptions with respect to the Trust, the Acquired Properties, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Trust and DDR. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Salomon Smith Barney's opinion and analyses were only one of many factors considered by the Board of Trust Managers in its evaluation of the Transaction and should not be viewed as determinative of the views of the Trust's Board or management with respect to the Cash Consideration, the Merger Consideration or the proposed Transaction.

     Analysis of Consideration in the Transaction. Based on property estimates prepared by the management of the Trust, Salomon Smith Barney performed a net asset valuation analysis of the Acquired Properties by applying a range of capitalization rates of between 9.00% and 9.75% to the projected net operating income ("NOI") of the Acquired Properties for the 12-month period ending July 31, 1999. Applying these capitalization rates to the projected NOI of the Acquired Properties (after deduction of deferred capital expenditures and certain transaction costs) produced an implied reference range for the Acquired Properties of approximately $18.6 million to $19.1 million. The aggregate amount of cash payable by DDR in the Transaction of approximately $95.7 million was then added to this net asset valuation range which was then divided by the aggregate number of Common Shares to be issued to DDR, resulting in an implied consideration per Common Share of approximately $15.38 to $15.45. This range was then compared to the results of Salomon Smith Barney's financial analyses described below.

     Net Asset Analysis of the Trust. Based on property estimates prepared by the management of the Trust, Salomon Smith Barney performed a net asset valuation analysis of the Trust's assets by applying on a portfolio basis a range of capitalization rates of 9.25% to 9.75% to the properties' projected NOI for the 12-month period ending June 30, 1999. Applying these capitalization rates to the projected NOI of such properties produced an implied reference range for the Trust's assets. An estimate of the Trust's land holdings, which was based on the cost of such holdings, and the Trust's estimated unrestricted cash balance at June 30, 1998 was then added to the estimated range of values of the Trust's assets, which resulted in an implied reference range for the Trust's assets of approximately $342.0 million to $360.0 million. The amount of the Trust's outstanding debt at June 30, 1998 was then deducted from this range and the resulting amount was then divided by the number of fully diluted Common Shares outstanding at June 30, 1998, resulting in an implied reference range per Common Share of approximately $14.04 to $15.63.

     Selected Companies Analysis. Using publicly available information, Salomon Smith Barney analyzed the market values and trading multiples of the Trust and the following selected publicly traded industrial REITs, consisting of: (i) large capitalization companies: ProLogis Trust, AMB Property Corp., Liberty Property Trust, First Industrial Realty Trust, Weeks Corporation, Meridian Industrial Trust, and Centerpoint Properties Corp.; and (ii) small capitalization companies: Cabot Industrial Trust, PS Business Parks, Bedford Property Investors and EastGroup Properties (collectively, the "Selected Companies"). Salomon Smith Barney compared market values of the Selected Companies as a multiple of projected funds from operations ("FFO") for the years ended December 31, 1998 and December 31, 1999. All multiples were based on closing stock prices on July 27, 1998. Estimated FFO data for the Selected Companies were based on estimates of research analysts from selected investment banking firms and estimated FFO data for the Trust were based on internal estimates of the management of the Trust. Applying a range of selected multiples for the Selected Companies of 10.0x to 11.0x to the Trust's projected 1998 FFO produced an implied reference range per Common Share of approximately $11.10 to $12.21. A range of multiples of 9.0x to 10.0x was applied to the Trust's projected 1999 FFO which was analyzed under two scenarios, the first scenario of which assumed no acquisitions were completed in 1999 and the second scenario of which assumed $350 million in acquisitions were completed in 1999. The resulting implied reference ranges per Common Share were approximately $11.61 to $12.90 under the first scenario and approximately $12.87 to $14.30 under the second scenario.

     Selected Transactions Analysis. Using publicly available information, Salomon Smith Barney also reviewed the purchase prices and implied transaction multiples paid in 23 acquisition transactions in the REIT industry (the "Selected Transactions"). Salomon Smith Barney compared the purchase prices paid in the Selected Transactions as a multiple of one-year forward FFO. All multiples were based on financial information available at the time of the transaction. Applying a range of selected multiples for the Selected Transactions of 10.0x to 12.0x to the Trust's projected 1998 FFO produced an implied reference range per Common Share of approximately $11.10 to $13.32.

     Premiums Paid Analysis. Salomon Smith Barney reviewed the premiums paid in the Selected Transactions and in selected investment transactions involving REITs (the "Investment Transactions") based on stock prices of the target company one week and four weeks prior to announcement of the transaction. The Investment Transactions included the investment in FAC Realty by a Lazard Freres affiliate, the investment in Alexander Haagen Properties by a Lazard Freres affiliate, the investment in Regency Realty Corporation by an affiliate of Security Capital Group, the investment in Storage USA by an affiliate of Security Capital Group, and the investment in CarrAmerica Realty Corporation by an affiliate of Security Capital Group. Applying a range of selected premiums from the Selected Transactions and the Investment Transactions of 7.0% to 13.2% to the closing price of the Common Shares one week prior to July 29, 1998 and of 7.9% to 13.9% to the closing price of the Common Shares four weeks prior to July 29, 1998 produced an implied reference range per Common Share of approximately $14.18 to $15.00 and $13.76 to $14.52, respectively.

     Pursuant to the terms of Salomon Smith Barney's engagement, the Trust has agreed to pay Salomon Smith Barney for its services an aggregate fee of $600,000. The Trust has also agreed to reimburse Salomon Smith Barney for reasonable travel and other reasonable out-of-pocket expenses incurred by Salomon Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Salomon Smith Barney's engagement.

     Salomon Smith Barney has advised the Trust that, in the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of the Trust and DDR for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney has in the past provided investment banking services to DDR unrelated to the proposed Transaction, for which services Salomon Smith Barney has received compensation. In addition, Salomon Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with the Trust, DDR and their respective affiliates.

     Salomon Smith Barney is an internationally recognized investment banking firm and was selected by the Trust based on its experience and expertise. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this Proxy Statement that are based upon the beliefs and assumptions of, and on information available to, management, and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations set forth under "Reasons for the Transaction; Recommendation of the Board" and "Opinion of Financial Advisor" and those preceded by, followed by or that include the words "may," "will," "could," "should," "believes," "expects," "anticipates" or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this Proxy Statement and in the documents incorporated by reference, could affect our future results, and could cause those results to differ materially from those expressed in our forward-looking statements: risks and uncertainties relating to the possible invalidity of the underlying beliefs and assumptions, materially adverse changes in economic conditions in the markets we serve, a significant delay in the expected closing of the Transaction, future conditions in our operating areas and competition from others in the light industrial market.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     Change in Control Agreements. In connection with the negotiation of a potential equity investment, on April 29, 1998, the Trust entered into a Severance and Change in Control Agreement (each, a "Change in Control Agreement") with each of Charles W. Wolcott, the President and Chief Executive Officer and a Trust Manager of the Trust; Lewis D. Friedland, the Senior Vice President and Chief Investment Officer of the Trust; Marc A. Simpson, the Senior Vice President and Chief Financial Officer of the Trust; and David B. Warner, the Senior Vice President-Real Estate Operations of the Trust, which agreements replaced and superseded Bonus and Severance Agreements with such officers made as of May 12, 1997.

     Each Change in Control Agreement provides that, upon the occurrence of a Change in Control (as defined below), the respective officer will receive an amount equal to 2.50 times (i) such officer's annualized base salary rate as of the date of the first event constituting a Change in Control or, if higher, (ii) such officer's highest base salary received for any year in the previous five fiscal years immediately preceding the first event constituting a Change in Control, plus 2.50 times such officer's targeted bonus amount for the fiscal year in which the first event constituting a Change in Control occurs, or, if such officer has been employed by the Trust for less than five years, such actual period of employment. In addition, each such officer will receive certain employee benefits for, in general, a one-year period commencing on the date of a Change in Control. The term "Change in Control" is defined to include an acquisition of over 33% of the Trust's securities. A Change of Control will therefore have occurred upon the acquisition by DDR of an additional 3,263,752 Common Shares. Accordingly, pursuant to the Change in Control Agreements, Messrs. Wolcott, Friedland, Simpson and Warner will receive $862,500, $693,750, $472,500 and $455,625, respectively, at such time as DDR's ownership reaches 33%.

     For purposes of the Change in Control Agreement, "Change in Control" is defined as the occurrence during the term of such agreement of any of the following events: (i) the Trust is merged, consolidated, or reorganized into or with another corporation or other legal entity and the Trust is not the "surviving entity"; (ii) the Trust sells or otherwise transfers 50% or more of its assets to another corporation or other legal entity or in a series of related transactions; (iii) there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report or item therein), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in
Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing over 33% of the combined voting power of the securities of the Trust entitled to vote generally in the election of Trust Managers of the Trust or could become the owner of over 33% of the Common Shares through the conversion of the Trust's debt or equity securities; (iv) the Trust files a report or proxy statement with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act disclosing in response to Form 8-K or
Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Trust has occurred or will occur in the future pursuant to any then-existing contract or transaction; provided, however, a Change in Control shall be deemed to occur only when the transaction described in the Form 8-K or Schedule (or any successor schedule, form or report or item therein) is consummated; or (v) if, during any period of 12 months, individuals who at the beginning of any such period constitute the Trust Managers of the Trust cease for any reason (other than death or disability) to constitute at least a majority thereof. Notwithstanding the foregoing, a "Change in Control" will not be deemed to have occurred for purposes of the Change in Control Agreements solely because (A) an entity in which the Trust, directly or indirectly, beneficially owns 50% or more of the voting securities or (B) any employee share ownership plan or any other employee benefit plan of the Trust or any of its subsidiaries either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K, or
Schedule 14A (or any successor schedule, form, or report or item therein) under the Exchange Act disclosing beneficial ownership by it of securities entitled to vote generally in the election of Trust Managers of the Trust, whether in excess of 33% or otherwise, or because the Trust reports that a change in control of the Trust has occurred or will occur in the future by reason of such beneficial ownership.

     Each Change in Control Agreement also provides that, if any payment made by the Trust to the respective officer, either pursuant the terms of the Change in Control Agreement or otherwise, would be subject to the "golden parachute" excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, the Trust will pay to such officer an additional amount to offset the effects of such excise tax. Also pursuant to each Change in Control Agreement, the Trust agreed to pay certain attorneys' and related fees and expenses incurred by the respective officer to enforce his rights under his Change in Control Agreement.

     The term of each Change in Control Agreement commenced on April 29, 1998 and will continue until April 29, 2003, and will automatically renew for one-year terms unless either party gives notice of its intent not to renew at least 180 days prior to the end of any term.

     Vesting of Benefits. Upon the occurrence of a Change in Control, options held by Messrs. Wolcott, Friedland, Simpson and Warner to purchase 30,000, 21,000, 12,000 and 12,000 Common Shares, respectively, at $15.00 per share, will become immediately exercisable. Also at such time, options held by Messrs. Wolcott, Friedland, Simpson and Warner to purchase 160,000, 80,000, 40,000 and 40,000 Common Shares, respectively, at $13.625 per share, will become immediately exercisable. In addition, the restrictions on 14,000, 6,000, 3,500 and 3,500 restricted Common Shares previously granted to Messrs. Wolcott, Friedland, Simpson and Warner, respectively, will be lifted at such time. Further, 200,000, 100,000, 50,000 and 50,000 dividend equivalent rights held by Messrs. Wolcott, Friedland, Simpson and Warner, respectively, will become vested at such time.

     Registration Rights Agreements. Concurrent with the execution of the Purchase Agreement and the Merger Agreement, the Trust entered into an amended and restated registration rights agreement with each Institutional Investor pursuant to which the Trust granted such Institutional Investors registration rights that are identical to the registration rights granted by the Trust to DDR in the Registration Rights Agreement. For a description of the registration rights granted to DDR, see pages 26 through 27. T. Patrick Duncan, Edward B. Kelley and Stanley J. Kraska did not vote on the Transaction. Russell C. Platt did vote to approve the Transaction.

ANTICIPATED ACCOUNTING TREATMENT

     For financial accounting purposes, the Merger will be treated as a purchase.

NO DISSENTERS' RIGHTS

     Holders of Common Shares will have no dissenters' rights in connection with the Transaction.

REGULATORY APPROVALS

     We believe that the Transaction may be consummated without notification being given or certain information being furnished to the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and that no waiting period requirement under the HSR Act is applicable to the Transaction.

SUMMARY OF THE PURCHASE AGREEMENT

     The following description is not complete and is qualified by reference to the Purchase Agreement, as amended by Amendment No. One, copies of which may be obtained at no cost from the Trust at the address set forth under the caption "Where You Can Find More Information."

  Purchase and Sale of Shares

     Pursuant to the Purchase Agreement, we have issued and delivered to DDR 949,147 Common Shares at a price of $15.50 per share (for a total of $14,711,778.50).

     The Purchase Agreement also provides that we will issue and deliver to DDR 5,226,583 Common Shares at a price of $15.50 per share (for a total of $81,012,036.50) at the Second Closing, which will occur upon the satisfaction of the conditions set forth in the Purchase Agreement, which include shareholder approval of the Proposal. However, at the Second Closing, DDR is only obligated to purchase the number of Common Shares that is equal to (i) the sum of (x) the aggregate principal balance of and accrued interest on any loans then outstanding under the Funding Option (as defined and described below under "Certain Covenants -- Funding Prior to the Second Closing") and (y) the aggregate purchase price, after subtracting the value of any debt financing, of property acquisitions that close prior to the Second Closing or are approved prior to the Second Closing by a majority of the Trust Managers on the Executive Committee of the Board of Trust Managers that are not affiliates of the seller of the property or of the assignor that assigned its right to acquire such property to the Trust (the "Disinterested Executive Committee Members"), divided by (ii) $15.50. It is a condition precedent to DDR's obligation to purchase Common Shares under the provisions described in this paragraph that the Trust has borrowed at least 35% of the aggregate purchase price of each such acquisition from one or more third party lenders.

     The Purchase Agreement further provides that from time to time beginning on the Second Closing Date and ending on the date 180 days after the Second Closing Date (the "180-Day Period"), DDR will purchase, and the Trust will sell, at a price of $15.50 per Common Share, a number of Common Shares that in the aggregate, when added to the Common Shares purchased pursuant to the provisions described in the preceding paragraph, does not exceed the total number of the Remaining Shares, solely for the purpose of funding property acquisitions approved by a majority of the Disinterested Executive Committee Members. It is a condition precedent to DDR's obligation to purchase Common Shares under the provisions described in this paragraph that the Trust has borrowed at least 35% of the aggregate purchase price of each acquisition approved by the Disinterested Executive Committee Members from one or more third party lenders.

     Pursuant to the Purchase Agreement, if, as of the business day following the expiration of the 180-Day Period, DDR has not purchased all of the Remaining Shares, then DDR has the option to purchase a number of Common Shares that, when added to the Common Shares purchased pursuant to the provisions described in the preceding two paragraphs, equals the total number of the Remaining Shares. DDR's ability to designate Trust Managers will be limited if DDR does not purchase all of the Remaining Shares within approximately 180 days of the Second Closing Date. See "Board Representation."

  Representations and Warranties

     The Purchase Agreement contains various representations and warranties of the Trust relating to, among other things, (1) the Trust's and its subsidiaries' existence, good standing, authority to do business and the ownership of its subsidiaries, (2) the authority of the Trust relative to the execution and delivery of, and the performance of its obligations under, the Purchase Agreement and the enforceability of the Purchase Agreement against it, (3) the approval of the Purchase Agreement and the Merger Agreement by the Board of Trust Managers and the determination to recommend that shareholders vote in favor of the Proposal, (4) the authorization of, and conveyance of good title to, the Common Shares to be issued to DDR in the Transaction, (5) the Trust's capital structure, (6) the absence of conflicts with, violations of and defaults under the Declaration of Trust and Bylaws and certain other agreements and documents and the absence of the need for governmental or other filings or actions with respect to the Transaction, (7) documents filed by the Trust with the SEC and the absence of material liabilities, (8) compliance with law and absence of governmental orders, injunctions and decrees and material litigation,
(9) the absence of certain material changes or events, (10) the timely filing and the accuracy of information of tax returns and certain other matters relating to taxes and the Trust's status as a REIT, (11) compliance with certain material agreements and government regulations, (12) the accuracy of our books and records, (13) our ownership of real properties, the absence of certain encumbrances and compliance with governmental regulations and insurance requirements, (14) certain environmental matters, (15) matters relating to employees, employee benefit plans and the Employee Retirement Income Security Act of 1974, as amended, (16) certain labor matters, (17) the absence of transactions with affiliates, (18) the adequacy of insurance, (19) the accuracy and completeness of this Proxy Statement (other than with respect to information supplied by DDR) and (20) the absence of brokers and other persons entitled to a fee as a result of the Transaction, other than the financial advisors to the Trust. In addition, the Purchase Agreement contains various representations and warranties of DDR relating to, among other things, (i) DDR's existence, good standing and authority to do business, (ii) the authority of DDR relative to the execution and delivery of, and the performance of its obligations under, the Purchase Agreement, (iii) the absence of conflicts with, violations of, defaults under or creation of liens on any of DDR's properties or assets pursuant to, or filings with any governmental authority pursuant to, DDR's organizational documents or any agreement order, judgment, decree or law by which DDR is bound with respect to the Transaction, (iv) the acquisition of Shares for investment and DDR's sophistication as an investor, (v) the accuracy and completeness of the information supplied by DDR for inclusion in this Proxy Statement, (vi) the absence of brokers and other persons entitled to a fee in connection with the Transaction, other than DDR's financial advisor, (vii) DDR's status as a REIT,
(viii) certain investment company matters and (ix) the legend to be placed on the Common Shares acquired in the Transaction.

  Certain Covenants

     Pursuant to the Purchase Agreement, each of the Trust and DDR has made various customary covenants. These included an agreement of DDR to, in general, keep all information provided to DDR or its representatives pursuant to the Purchase Agreement confidential. In addition, the Trust agreed that it would not, during the period from July 30, 1998 to the Second Closing Date, without DDR's consent, change any provision of its Declaration of Trust or Bylaws or, with certain exceptions, change its capital structure.

     No Solicitation. The Trust also agreed in the Purchase Agreement, from and after July 30, 1998 until the earlier of the Second Closing Date or the termination of the Purchase Agreement, not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person, entity or group (other than DDR or its affiliates) concerning any proposal for a Competing Transaction otherwise than in compliance with the Purchase Agreement. A "Competing Transaction" is defined in the Purchase Agreement as (i) any acquisition in any manner of more than 10% of any class of equity securities of the Trust or any of its subsidiaries or assets representing a material portion of the assets of the Trust or any such subsidiary, (ii) any merger, consolidation, sale of assets, share exchange, recapitalization, other business combination, liquidation or other action out of the ordinary course of business of the Trust or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Trust further agreed that neither the Trust nor any of its subsidiaries will, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide information to, any person, entity or group concerning any proposal for an acquisition of all or substantially all of the business and properties or partnership units or interests of the Trust or of any of its subsidiaries, whether by merger, tender offer, purchase of assets or shares or partnership units or otherwise, otherwise than in compliance with the provisions described in this paragraph. The Trust's Board of Trust Managers is permitted under the Purchase Agreement to take, and to disclose to the Trust's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer for Common Shares, and the Trust and its subsidiaries are permitted to, directly or indirectly, furnish information and access and participate in discussions and negotiate with any person, entity or group concerning any proposal with respect to a Competing Transaction that the Trust's Board determines in its good faith judgment, after consultation with legal counsel, that it is prudent to do so in the exercise of its fiduciary obligations. The Trust agreed to inform DDR orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals that it or any of its subsidiaries or any officer, Trust Manager, director, employee, investment banker, financial advisor, attorney, accountant or other representative of the Trust or any of its subsidiaries, to the extent of the Trust's knowledge of any such inquiry or proposal, may receive relating to any Competing Transaction and if such proposal is in writing, the Trust agreed to deliver to DDR a copy of such inquiry or proposal (within one business day after the receipt of any such inquiry or proposal). The Trust may terminate the Purchase Agreement, subject to the payment of the Breakup Fee (as defined and described below under "Termination") at any time after the third business day following notice to DDR advising DDR that the Trust's Board has received a bona fide written proposal for a Competing Transaction that the Board determines in good faith (after consultation with a financial advisor of nationally-recognized reputation and outside legal counsel) will provide greater aggregate value to the Trust or the Trust's shareholders than the transaction contemplated by the Purchase Agreement and with a greater aggregate value than any alternative transaction proposed by DDR in accordance with the Purchase Agreement (a "Superior Proposal") and specifying the structure and material terms of such Superior Proposal, but only if a proposal continues to be a Superior Proposal in light of any changes that DDR proposes in the Transaction prior to the end of that three-business day period.

     Board Representation. Pursuant to the Purchase Agreement, Scott A. Wolstein, Robert H. Gidel, Albert T. Adams and James A. Schoff, each of whom is a DDR Designee, have been appointed to the Trust's Board of Trust Managers and Mr. Wolstein was elected Chairman of the Board of Trust Managers. The Trust confirmed in the Purchase Agreement that William H. Bricker has agreed to retire from the Board of Trust Managers. The Trust also confirmed that, upon Mr. Bricker's retirement from the Board of Trust Managers, the Board of Trust Managers will consist of ten members.

     The Purchase Agreement further provides that at any meeting of the Trust held to elect Trust Managers, except as described below, DDR will be entitled to nominate four Trust Managers, including the Chairman of the Board. This right will continue, based on DDR's ownership, as follows: (i) so long as DDR holds a number of Common Shares that is equal to or greater than 75% of the number of Common Shares then issued and outstanding pursuant to the Purchase Agreement and the Merger Agreement, as adjusted for any share split, subdivision, combination, merger, reclassification or share dividend related to the Common Shares occurring at or before that time ("Purchased Shares"), DDR will be entitled to nominate four candidates for the Board of Trust Managers, including the Chairman of the Board; (ii) so long as DDR holds a number of Common Shares that is less than 75%, but equal to or greater than 50%, of the number of Purchased Shares, DDR will be entitled to nominate three candidates for the Board of Trust Managers, including the Chairman, (iii) so long as DDR holds a number of Common Shares that is less than 50%, but equal to or greater than 25%, of the number of Purchased Shares, DDR will be entitled to nominate two candidates for the Board of Trust Managers; and (iv) if DDR holds a number of Common Shares that is less than 25% of the number of Purchased Shares, then DDR's right to nominate Trust Managers will terminate. The Trust agreed in the Purchase Agreement to cause such nominees to be included in the slate of nominees recommended by the Board of Trust Managers to the Trust's shareholders for election as Trust Managers, and to use its reasonable best efforts to cause the election of such nominees. If any such nominee ceases to serve as a Trust Manager for any reason, other than by reason of DDR not being entitled to nominate a nominee as provided above, the Trust has agreed to use its reasonable best efforts to cause the vacancy resulting thereby to be filled by a nominee of DDR. The Purchase Agreement also provides that if the Board of Trust Managers establishes committees, to the extent not precluded by the New York Stock Exchange, DDR's nominees will have the right to serve on each such committee in the same ratio (as closely as practicable) as such nominees represent of the entire Board of Trust Managers.

     The provisions described in the immediately preceding paragraph will not apply if DDR has not purchased all of the Remaining Shares by the end of the fifth business day after the expiration of the 180-Day Period (so long as DDR's failure to purchase all or part of the Remaining Shares is not a result of the Trust's failure to satisfy any condition precedent or to make any delivery required by the Purchase Agreement that has not been waived, in which case the provisions described in this paragraph will not apply). If DDR has not so purchased all of the Remaining Shares, DDR will be entitled to nominate a number of candidates to the Board of Trust Managers equal to the product of: (a) 10 or the number of Trust Managers that would constitute the authorized number of Trust Managers, whichever is lower, times (b) a fraction, the numerator of which is the sum of the number of the Purchased Shares and the denominator of which is the number of Common Shares then outstanding on a fully-diluted basis, with that product rounded down to the nearest whole number (the "Product"). In determining the Product, any outstanding Preferred Shares will be treated as Purchased Shares when determining the numerator in clause (b) and will be treated as Common Shares when determining the denominator in clause (b). If at any time the Product is less than the number of DDR's designees then serving on the Board of Trust Managers, DDR has agreed to cause a number of DDR's designees to resign so that the number of DDR's designees is equal to the Product. If at any time the Product is less than three, DDR's right to nominate the Chairman of the Board of Trust Managers will cease (subject to automatic renewal if the Product is thereafter three or more) and Mr. Wolstein (or his successor, if such successor was nominated by DDR) must resign as Chairman of the Board of Trust Managers. The Trust has agreed to cause DDR's nominees to be included in the slate of nominees recommended by the Board of Trust Managers to the Trust's shareholders for election as Managers and the Trust has agreed to use its reasonable best efforts to cause the election of such nominees.

     The Purchase Agreement also provides that so long as DDR owns a number of Common Shares that is more than 10%, but less than 25%, of the number of Purchased Shares, in addition to the rights described in the above paragraph, DDR will have the right to have a representative attend all regular and special Board meetings of the Trust and of its subsidiaries and any committees thereof. This right includes the right to receive the same notice and materials provided to members of such boards and each committee thereof.

     Purchase of Additional Shares. Pursuant to the Purchase Agreement, from time to time during the period commencing on the Second Closing Date and ending on the second anniversary of the Second Closing Date, we have the option (the "Purchase Option") to sell to DDR, and DDR has agreed to purchase, the Additional Shares consisting of Common Shares at a price of $15.50 per share or Preferred Shares, having the terms set forth below under "Description of Preferred Shares," at a price of $14.00 per share. If, however, DDR would own in excess of 49.9% of the outstanding Common Shares, excluding Preferred Shares, the Trust may only sell Preferred Shares to DDR. The purchase price of the Additional Shares will not exceed $200 million and will be solely for the purpose of funding property acquisitions approved by a majority of the Disinterested Executive Committee Members. The Purchase Option will only be exercisable by action of a majority of Trust Managers, excluding DDR's designees to the Trust's Board, and is subject to the satisfaction of certain conditions, which include shareholder approval of the Transaction.

     The price per share described in the above paragraph will be adjusted as follows: (i) if the average closing price of one Common Share for the ten trading days immediately preceding the date on which the Purchase Option is exercised (the "Trailing Average") is less than $12.12, then the purchase price per Common Share or Preferred Share, as applicable, will be adjusted downward by multiplying the applicable purchase price by a fraction, the numerator of which will be the Trailing Average and the denominator of which will be $12.12 and
(ii) in the event of any share split, subdivision, combination, merger, reclassification or share dividend related to the Common Shares or the Preferred Shares, as applicable, the price per Common Share or Preferred Share will be adjusted so that the price per share is multiplied by a fraction, the numerator of which will be the total number of Common Shares and Preferred Shares outstanding on July 30, 1998 and the denominator will be the total number of Common Shares and Preferred Shares outstanding on the date of any such share split, subdivision, combination, merger, reclassification or share dividend.

     The Purchase Agreement also provides that after the aggregate purchase price for the Additional Shares reaches $100 million, the Purchase Option is not exercisable on any date on which (i) the closing price per common share of DDR on the New York Stock Exchange, as reported in The Wall Street Journal for the last trading day prior to such date, was equal to or less than $18.00 (as adjusted for any share split, subdivision, combination, merger, reclassification or share dividend related to DDR's common shares), or (ii) the aggregate value of the Purchased Shares, and all shares otherwise acquired by DDR in accordance with the Purchase Agreement, determined based upon the amount paid by DDR for such shares (with each Share purchased under the Merger Agreement valued at $15.50 per share), exceeds 10% of DDR's Market Capitalization as of the last trading day prior to such date. "DDR's Market Capitalization" means for any date (with the value of DDR's publicly-traded securities determined by reference to the trading prices reported in The Wall Street Journal for the last trading day prior to such date when available and, when not available, based upon a certificate of the chief financial officer of DDR who will, in good faith, value such securities): (i) the aggregate value of all of DDR's equity securities then issued and outstanding, including DDR's common shares, and DDR's preferred and convertible securities, determined on a fully-diluted basis, plus (ii) the then outstanding aggregate principal amount of the indebtedness of DDR and any subsidiary of DDR.

The term of the Purchase Option will be extended by one day for each day that the Purchase Option cannot be exercised because of the conditions described in this paragraph.

     The Purchase Agreement also provides that if DDR's beneficial ownership of Common Shares falls below 40% of the outstanding Common Shares on a fully-diluted basis (the "40% Threshold"), DDR will have the right to purchase from the Trust from time to time, at a price of $15.50 per Common Share, a number of Common Shares such that, immediately after such purchase and giving effect thereto, DDR's beneficial ownership will be less than or equal to the 40% Threshold. The purchase price of all Common Shares issued pursuant to this provision will reduce the Purchase Option on a dollar-for-dollar basis. In addition, if DDR's beneficial ownership of Common Shares falls below the 40% Threshold after the Purchase Option has been exhausted or otherwise terminated, then, notwithstanding the provisions of the Purchase Agreement relating to the Purchase Option, DDR will have the right (to the extent permitted by law) to purchase from time to time, in the open market or in one or more privately negotiated transactions, a number of Common Shares such that, immediately after such purchase and giving effect thereto, DDR's beneficial ownership of Common Shares will be less than or equal to the 40% Threshold.

     Agreements Relating to the Trust's Securities. Pursuant to the Purchase Agreement, the Trust agreed not to engage in any open market repurchases of Common Shares if such repurchase program would trigger the "poison pill" provision contained in the Declaration of Trust. This provision is applicable if certain persons (including DDR) acquire more than 50% of the outstanding Shares and, in such event, grants holders of Common Shares rights to sell their Shares to the Trust at the price paid by such acquiring person.

     The Trust also agreed to cause the Board of Trust Managers to exempt DDR from the "excess securities" provision contained in the Declaration of Trust for so long as DDR owns any Purchased Shares and so long as DDR's ownership of the Purchased Shares will not, in the opinion of our counsel, cause the Trust to lose its status as a REIT.

     Disinterested Trust Managers. DDR agreed in the Purchase Agreement that neither DDR nor any of its affiliates will engage in any transaction between DDR and its affiliates, on the one hand, and the Trust and its affiliates, on the other hand, without the prior approval of a majority of the Trust Managers, excluding the nominees of DDR to the Board.

     Standstill. DDR agreed in the Purchase Agreement that until the third anniversary of the Second Closing Date (the "Standstill Period") it and its affiliates will not, without the prior approval of a majority of the Trust Managers excluding the nominees of DDR to the Board, (a) directly or indirectly acquire, or agree to acquire, beneficial ownership of Common Shares (or any other voting security or security convertible into, or exchangeable or redeemable for, Common Shares) if, as a result of such acquisition, DDR and its affiliates would own in excess of the 40% Threshold, other than purchases contemplated by or permitted under the Purchase Agreement, (b) form or join with any person or otherwise act in concert with any other person for the purpose of acquiring, holding, voting or disposing of Common Shares or otherwise become a "group" within the meaning of Section 13(d)(3) of the Exchange Act, (c) solicit proxies or assist or participate in any way or, directly or indirectly, become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act), or seek to advise or influence any person or entity with respect to the voting of Common Shares in connection with such solicitation, in opposition to the recommendation of a majority of Trust Managers with respect to any matter, (d) initiate, submit or propose any shareholder proposal for submission to a vote of our shareholders, or request, induce or attempt to induce any other person to initiate or propose such proposal, all with respect to the Trust, in opposition to the recommendation of a majority of the Trust Managers with respect to any matter, (e) directly or indirectly assist, encourage or induce any person to bid for or acquire beneficial ownership of Common Shares in excess of 5% of the outstanding Common Shares, other than in connection with any sale by DDR or its affiliates of Common Shares acquired pursuant to the Purchase Agreement, the Registration Rights Agreement and any applicable securities laws, and (f) take any other action in concert with any other person to seek to direct the management or policies of the Trust or otherwise exercise control over the Trust. DDR will not be deemed to have breached the standstill provision described in this paragraph solely as a result of any action taken by any nominees of DDR to the Board solely in his or her capacity as a Trust Manager.

     Funding Prior to the Second Closing. Pursuant to the Purchase Agreement, from time to time commencing on July 30, 1998 and ending on the earlier of (i) the Second Closing Date, (ii) January 30, 1999 and (iii) the date of termination of the Purchase Agreement pursuant to its terms, the Trust has the option (the "Funding Option") to borrow from DDR, on the terms and subject to the conditions contained in the Purchase Agreement, amounts not to exceed $81,012,036.50 solely for the purpose of funding certain property acquisitions.


     All loans described in the preceding paragraph are made pursuant to a demand promissory note that is payable within 30 days from the date of a demand by DDR. As of October 20, 1998, approximately $23.5 million was outstanding under such note. DDR has informed the Trust that, in the unlikely event that the Proposal is not approved, DDR intends to demand repayment of all amounts outstanding under such note, which, when combined with the repurchase obligation described below under the heading "Termination -- Repurchase Obligation," could have a material adverse effect on the Trust. However, the Voting Agreements, coupled with DDR's compliance with the requirement of the New York Stock Exchange that DDR vote for and against the Proposal in the same proportion as the votes cast by our other shareholders at the Special Meeting, will assure shareholder approval of the Proposal.


     Open Market Purchases. Under the Purchase Agreement, DDR may, from time to time, purchase Common Shares with an aggregate value (determined based on the price paid by DDR in each such transaction) that does not exceed $10 million in one or more open market transactions, which purchases will reduce the aggregate amount of the Purchase Option on a dollar-for-dollar basis after the aggregate purchase price for the Additional Shares reaches $100 million. DDR agreed to not make any such purchase if, as a result of such purchase, DDR would own in excess of 49.9% of the outstanding Common Shares, excluding Preferred Shares. DDR agreed in the Purchase Agreement that all such purchases will be conducted in accordance with all applicable federal and state securities laws.

  Conditions to the Second Closing

     The respective obligation of each party to consummate the Second Closing is subject to the satisfaction or waiver of certain conditions, including the following: (1) any waiting period applicable to the Transaction under the HSR Act has expired or been terminated; and (2) there is not in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the Transaction and there is no pending action that would reasonably be expected to have a material adverse effect on the ability of the parties to consummate the Transaction.

     The obligation of DDR to consummate the Second Closing is further subject to the satisfaction or waiver of the following conditions, among others: (a) the representations and warranties of the Trust set forth in the Purchase Agreement that are not qualified as to materiality are true and correct in all material respects on the Second Closing Date (except to the extent that a representation or warranty is limited by its terms to another date, which need only be true and correct in all respects as of such date), and the representations and warranties already qualified with respect to materiality are true and correct in all respects at each such date without regard to materiality; (b) the Trust has performed in all material respects the covenants and agreements of the Trust to be performed on or before the Second Closing Date; (c) since December 31, 1997, there has not been any change, circumstance or event that has had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of the Trust and its subsidiaries (to the extent of the Trust's interests therein), taken as a whole;
(d) the Trust has elected to be taxed as a REIT in each of its federal income tax returns, and is in compliance with all applicable laws, rules and regulations necessary to permit the Trust to be taxed as a REIT for all tax years since its formation, and the Trust has not taken any action or failed to take any action that would reasonably be expected to result in a loss of its status as a REIT for federal income tax purposes; (e) the Proposal has been approved by the Trust's shareholders; (f) DDR has received an opinion from legal counsel to the Trust dated the Second Closing Date concerning, among other things, the Trust's organization, authority, capitalization, SEC filings (excluding financial and statistical data contained therein), contractual relationships, compliance with law and other legal matters, and confirming that all shares issued pursuant to the Purchase Agreement will be validly issued, fully paid and nonassessable; and (g) DDR has received an opinion from legal counsel to the Trust dated the Second Closing Date concerning certain tax matters.

     The obligation of the Trust to consummate the Second Closing is further subject to the satisfaction or waiver of the following conditions, among others:
(a) the representations and warranties of DDR set forth in the Purchase Agreement that are not qualified as to materiality are true and correct in all material respects on the Second Closing Date (except to the extent that a representation or warranty is limited by its terms to another date, which need only be true and correct in all respects as of such date), and the representations and warranties already qualified with respect to materiality are true and correct in all respects at each such date without regard to materiality; (b) DDR has performed in all material respects the covenants and agreements of DDR to be performed on or before the Second Closing Date; (c) the Trust has received an opinion from legal counsel to DDR dated the Second Closing Date concerning, among other things, that DDR is not, and, after giving effect to the Transaction will not be, an "investment company" or an entity "controlled" by an "investment company" and DDR's organization, authority, capitalization, SEC filings, contractual relationships, compliance with law and other legal matters; and (d) the Trust has received an opinion from legal counsel to DDR dated the Second Closing Date concerning certain tax matters.

  Indemnification

     The Purchase Agreement provides that all representations, warranties and (with certain exceptions) covenants and agreements of the parties contained in the Purchase Agreement, including the indemnity arrangements contained therein, or in any schedule or exhibit thereto, or any certificate, document or other instrument delivered in connection therewith, will survive until the first anniversary of each closing.

     The Purchase Agreement also provides that the Trust and DDR will indemnify and hold harmless the other party from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities (including liabilities for all reasonable attorneys' fees and expenses) suffered, directly or indirectly, by the other party reason of, or arising out of, (i) any breach as of the date made or deemed made or required to be true of any representation or warranty made by the indemnifying party in or pursuant to the Purchase Agreement and the failure to cure such breach within the applicable cure period, or (ii) any failure by such indemnifying party to perform or fulfill any of its covenants or agreements set forth in the Purchase Agreement. Neither party will, however, be responsible for any obligation under the provisions described in this paragraph until the cumulative aggregate amount of such obligation suffered by the other party exceeds $50,000, in which case the indemnifying party will be liable for all such obligation. In addition, the liability of any party under the Purchase Agreement and the Merger Agreement, collectively, will not exceed $58,000,000.

  Termination

     Termination. The Purchase Agreement may be terminated at any time prior to the Second Closing by: (1) the consent of each of the Trust and DDR; (2) DDR (if it is not in breach of any of its obligations under the Purchase Agreement) in the event of a breach by the Trust of any representation, warranty, covenant or agreement by the Trust contained in the Purchase Agreement or in the Merger Agreement that has not been, or cannot be, cured within 30 days after written notice of such breach is given to the Trust; (3) the Trust (if it is not in breach of any of its obligations under the Purchase Agreement) in the event of a breach by DDR of any representation, warranty, covenant or agreement by DDR contained in the Purchase Agreement or in the Merger Agreement that has not been, or cannot be, cured within 30 days after written notice of such breach is given to DDR; (4) the Trust if terminated pursuant to the provisions described above under "No Solicitation" so long as the Trust shall have paid or shall contemporaneously pay to DDR the Breakup Fee (as defined below); (5) either the Trust or DDR if the Second Closing has not occurred on or prior to January 30, 1999, unless the failure of such occurrence is attributable to the failure of the party seeking to terminate the Purchase Agreement to perform or observe any covenant or agreement set forth herein required to be performed or observed by such party on or before the Second Closing Date, as applicable; or (6) DDR, if the Trust's Board of Trust Managers has withdrawn, modified or failed to make or refrained from making its recommendation that the shareholders of the Trust approve the Proposal, or if the Trust's Board of Trust

Managers at any time refuses to reaffirm, at DDR's request, such recommendation and its determination to make such recommendation to the shareholders of the Trust.

     Effect of Termination. In the event of termination of the Purchase Agreement by either party, written notice will be given by the terminating party to the other, and the Purchase Agreement will be void and have no effect, and the transactions contemplated by the Purchase Agreement will be abandoned without further action by the parties, except that the provisions relating to public announcements, expenses, governing law, the repurchase obligation and notices will survive the termination of the Purchase Agreement, and no termination of the Purchase Agreement will relieve any party of any liability for any breach of the Purchase Agreement. In addition, the confidentiality agreements previously executed by each of the parties will survive any termination of the Purchase Agreement in accordance with their terms.

     Expenses. The Purchase Agreement provides that if: (a) the Proposal has been submitted to a vote of the Trust's shareholders and the shareholders have failed for any reason to approve the Proposal by the requisite vote and DDR is not in breach of any of its material obligations under the agreement; (b) DDR terminates the Purchase Agreement under the provision described in clause (2) of the above paragraph entitled "Termination"; (c) the Trust terminates the Purchase Agreement under the provision described in clause (4) of the above paragraph entitled "Termination"; (d) DDR terminates the Purchase Agreement under the provision described in clause (6) of the above paragraph entitled "Termination," provided that DDR is not in material breach of any of its obligations under the Purchase Agreement; or (e) the Trust fails to perform any of its material obligations under the Purchase Agreement, provided that DDR is not in material breach of any of its obligations thereunder, then the Trust will immediately make payment to DDR of a fee in the amount of $3.5 million (the "Breakup Fee").

     The Purchase Agreement further provides that if the Trust terminates the Purchase Agreement pursuant to clause (3) of the above paragraph entitled "Termination" or DDR fails to perform any of its material obligations at the Second Closing, provided that the Trust is not in material breach of any of its obligations under the Purchase Agreement, then DDR will immediately make payment to the Trust of a fee in the amount of $3.5 million.

     Also pursuant to the Purchase Agreement, from the date the Purchase Agreement is terminated in accordance with its terms and ending 30 days after such termination, (i) if the Purchase Agreement is terminated under the second preceding paragraph, then DDR will have the option to require the Trust to assign all of the membership interests of DDR Office Flex I LLC and DDR Office Flex II LLC to DDR in exchange for the 1,258,471 Common Shares issued pursuant to the Merger Agreement and in lieu of the Trust's obligation to repurchase such Shares described below under "Repurchase Obligation"; and (ii) if the Purchase Agreement is terminated under the preceding paragraph, then the Trust will have the option to assign all of such membership interests to DDR in exchange for the 1,258,471 Common Shares issued pursuant to the Merger Agreement and in lieu of the Trust's obligation to repurchase such Shares described below under "Repurchase Obligation."

     Repurchase Obligation. The Trust agreed in the Purchase Agreement that, if the Purchase Agreement is terminated for any reason before the Second Closing, the Trust will repurchase, at a price of $15.50 per share, all Common Shares issued pursuant to the Purchase Agreement and the Merger Agreement within 30 days following such termination. This obligation will be in addition to the Breakup Fee. The Purchase Agreement also provides that each DDR Designee then on the Trust's Board of Trust Managers will resign immediately upon DDR's receipt of all amounts due under the provisions described in this paragraph.

SUMMARY OF THE MERGER AGREEMENT

     The following description is not complete and is qualified by the Merger Agreement, copies of which may be obtained at no cost from the Trust at the address set forth below under the caption "Where You Can Find More Information."

     The Merger. Pursuant to the Merger Agreement, DDR Flex was merged with and into the Trust. At such time, (i) each outstanding share of DDR Flex's Class B Nonvoting Common Stock was converted into

2,515.6657 Common Shares, (ii) each outstanding share of DDR Flex's Class A Voting Common Stock was converted into 6.4516 Common Shares and (iii) each outstanding share of DDR Flex's Nonvoting Preferred Stock was converted into $100 in cash. As a result of the Merger, DDR and Mr. Wolstein received 1,258,471 and six Common Shares, respectively.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of DDR and DDR Flex relating to, among other things, (1) DDR Flex's and its subsidiaries' existence, good standing, authority to do business and the ownership of its subsidiaries, (2) the authority of DDR Flex relative to the execution and delivery of, and the performance of its obligations under, the Merger Agreement, (3) the approval of the Merger Agreement by the Board of Directors and shareholders of DDR Flex, (4) DDR Flex's capital structure, (5) the absence of conflicts with, violations of and defaults under DDR Flex's Certificate of Incorporation and Bylaws and certain other agreements and documents and the absence of the need for governmental or other filings or actions with respect to the Merger, (6) the adequacy of insurance,
(7) compliance with law and absence of governmental orders, injunctions and decrees, (8) the absence of certain material changes or events, (9) the timely filing and the accuracy of information of tax returns and certain other matters relating to taxes and the Trust's status as a REIT, (10) compliance with certain material agreements and government regulations, (11) the accuracy of DDR Flex's books and records, (12) DDR Flex's ownership of real properties, the absence of certain encumbrances and compliance with governmental regulations and insurance requirements, (13) certain environmental matters, (14) the absence of employee,
(15) certain labor matters, (16) the confirmation by DDR of certain representations and warranties contained in the Purchase Agreement and the incorporation of such representations and warranties in the Merger Agreement by reference for the benefit of the Trust under the Merger Agreement, (17) transactions with affiliates and (18) the absence of brokers and other persons entitled to a fee as a result of the Merger, other than the financial advisors to DDR. Also in the Merger Agreement, the Trust confirmed certain representations and warranties contained in the Purchase Agreement and incorporated such representations and warranties in the Merger Agreement by reference for the benefit of DDR and DDR Flex.

     Certain Covenants. The Merger Agreement contains certain covenants, including the agreement of DDR to perform, and to cause DDR Flex to perform, and of the Trust to perform, certain covenants contained in the Purchase Agreement, which covenants were incorporated by reference in the Merger Agreement as if DDR Flex were DDR for purposes of such covenants. Pursuant to the Merger Agreement, the Trust has reimbursed DDR for all third-party expenses, except for the fees of counsel to DDR and DDR Flex, incurred by DDR in connection with the Merger Agreement and the transactions contemplated thereby. Also pursuant to the Merger Agreement, DDR provided evidence to the Trust of payment for owner title policies with extended coverage insuring the fee simple title of the Trust to each of the Acquired Properties in amounts having an aggregate value of at least $19,506,408.

     Indemnification. The Merger Agreement provides for the survival of representations and warranties and indemnification by each of the Trust and DDR on terms identical to those set forth in the Purchase Agreement. DDR also agreed to indemnify the Trust for breaches by DDR Flex of representations or warranties made by DDR Flex in the Merger Agreement. See "Summary of the Purchase
Agreement -- Indemnification."

DESCRIPTION OF THE PREFERRED SHARES

     As described above under "Summary of the Purchase Agreement -- Certain Covenants -- Purchase of Additional Shares," we have the option, exercisable under certain circumstances, to sell to DDR Preferred Shares. The following is a summary of certain provisions of the Preferred Shares. The following description is not complete and is qualified by the Statement of Designation of Series A Convertible Preferred Shares of Beneficial Interest of the Trust, copies of which may be obtained at no cost from the Trust at the address set forth below under the caption "Where You Can Find More Information."

     The Trust has designated up to 14,285,715 as the number of Preferred Shares constituting the series of shares. The Preferred Shares will, when issued, be fully paid and nonassessable and no holder of the Preferred Shares will have any preemptive right to subscribe to any securities of the Trust. The Preferred Shares will not be subject to any sinking fund or other obligation of the Trust to redeem or retire the Preferred Shares. Unless converted into Common Shares or redeemed by the Trust, the Preferred Shares will have a perpetual term, with no maturity. The Preferred Shares will not be listed on any securities exchange or Nasdaq.

     Ranking. The Preferred Shares will rank senior to the Common Shares with respect to payment of dividends and amounts upon liquidation, dissolution or winding up of the Trust.

     Dividends. Holders of Preferred Shares will be entitled to receive dividends and distributions in an amount equal to the amount of dividends and distributions paid on each Common Share, when, as and if declared by our Board of Trust Managers.

     Redemption. The Preferred Shares are not redeemable by the Trust.

     Liquidation Preference. The holders of the Preferred Shares will be entitled to receive in the event of any liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, $0.001 per Preferred Share plus an amount per share equal to all accrued and unpaid dividends (the "Liquidation Preference"), and no more. Until the holders of the Preferred Shares have been paid the Liquidation Preference in full, no payment will be made to any holder of shares ranking junior to the Preferred Shares ("Junior Shares") upon the liquidation, dissolution or winding up of the Trust. If, upon any liquidation, dissolution or winding up of the Trust, the assets of the Trust, or proceeds thereof, distributable among the holders of the Preferred Shares are insufficient to pay in full the Liquidation Preference and the liquidation preference with respect to any other shares ranking on a parity with the Preferred Shares ("Parity Shares"), then such assets, or the proceeds thereof, will be distributed among the holders of the Preferred Shares and such Parity Shares ratably in accordance with the respective amounts that would be available on such Preferred Shares and such Parity Shares if all amounts payable thereon were paid in full. Neither a consolidation or merger of the Trust with another corporation, a statutory share exchange by the Trust nor a sale or transfer of all or substantially all of the Trust's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Trust.

     Voting Rights. Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of the Preferred Shares will have no voting rights.

     The approval of two-thirds of the outstanding Preferred Shares and all other series of shares similarly affected, voting as a single class, is required to amend the Declaration of Trust to affect materially and adversely the rights, preferences or voting power of the holders of the Preferred Shares or such other series of shares or to authorize, create or increase the authorized amount of, any class of shares having rights prior to or senior to the Preferred Shares with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. However, the Trust may create additional classes of Parity Shares or Junior Shares, increase the authorized number of Parity Shares or Junior Shares and issue additional series of Parity Shares or Junior Shares without the consent of any holder of the Preferred Shares.

     Except as required by law, the holders of the Preferred Shares will not be entitled to vote on any merger or consolidation involving the Trust or a sale of all or substantially all of its assets. See "Conversion Rights."

     Conversion Rights. The Preferred Shares will be convertible, in whole or in part, at any time after the end of the Standstill Period, at the option of the holder thereof, into authorized but previously unissued Common Shares at a conversion rate of one Common Share for each Preferred Share, subject to adjustment upon certain events, including subdivisions, combinations and reclassifications of Common Shares.

     If the Trust is a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the Common Shares or sale of all or substantially all of the Trust's assets), in each case as a result of which Common Shares will be converted into the right to receive shares, securities or other property (including cash or any combination thereof), each Preferred Share that is not converted into the right to receive shares, securities or other property in connection with such transaction will thereafter be convertible into the kind and amount of shares, securities and other property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares or fraction thereof of Common Shares into which one Preferred Share was convertible immediately prior to such transaction. The Trust may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

SUMMARY OF THE REGISTRATION RIGHTS AGREEMENT

     Pursuant to the Purchase Agreement, the Trust and DDR entered into the Registration Rights Agreement, which provides that, upon the written request of DDR, the Trust will file a registration statement under the Securities Act covering the Common Shares issued or to be issued under the Purchase Agreement and the Merger Agreement and any securities issued or issuable with respect to such Common Shares by way of share dividend or share split or in connection with a combination of shares, recapitalization, merger or consolidation or other reorganization or otherwise (the "Registrable Securities"). The Registration Rights Agreement also provides that, at any time until July 30, 2003, DDR may make up to three requests that the Trust file a registration statement under the Securities Act of the Registrable Securities. The Registration Rights Agreement further provides that, with certain exceptions, if at any time until July 30, 2003, the Trust proposes to file a registration statement under the Securities Act with respect to an offering of any class of the Trust's securities, the Trust will offer DDR the opportunity to register such number of Registrable Securities as DDR requests.

     The Registration Rights Agreement contains customary provisions relating to holdback and indemnification arrangements in the event of any registration effected thereunder. The Registration Rights Agreement also provides that the Trust will pay all expenses incident to its performance of or compliance therewith. The Registration Rights Agreement further provides that the Trust will not grant registration rights to any person that are not junior or subordinate to the rights granted to DDR thereunder without DDR's consent. Also in the Registration Rights Agreement, the Trust represented and warranted to DDR that the rights granted to DDR thereunder are pari passu to the registration rights granted by the Trust to each of the Institutional Investors.

SUMMARY OF THE VOTING AGREEMENTS

     Pursuant to the Voting Agreements with DDR, dated July 30, 1998, each Institutional Investor agreed, among other things, (i) to vote all Common Shares beneficially owned by it in favor of approval of the Proposal (or, in certain cases, to recommend to the clients for whom they exercise investment discretion that such clients vote in favor of the Proposal), (ii) to vote all such Common Shares for the election of the nominees of DDR to the Board of Trust Managers, which obligation continues for so long as DDR has the right to nominate members of the Board under the Purchase Agreement (except in the case of Praedium, whose obligation terminates after the Second Closing) and (iii) to certain restrictions on transfer with respect to such Common Shares during the period commencing August 3, 1998 and concluding on the earlier of (a) the date on which the Purchase Agreement and the Merger Agreement are terminated, (b) the Second Closing Date and (c) March 27, 1999. Also, in the case of the agreement with LaSalle, LaSalle will not be obligated to vote its Common Shares, or recommend that such Common Shares be voted, in favor of the Proposal and for the election of DDR's nominees if, in LaSalle's good faith judgment, after consultation with its legal counsel, it is prudent to vote or recommend otherwise in the exercise of LaSalle's fiduciary obligations. In addition, except in the case of the agreement with Praedium, DDR agreed to vote all Common Shares owned by it in favor of the nominees of such Institutional Investors for so long as the right of such Institutional Investor to nominate members of the Board of Trust Managers continues. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING COMMON SHARES IS REQUIRED TO APPROVE THE PROPOSAL. THE VOTING AGREEMENTS, COUPLED WITH DDR'S COMPLIANCE WITH THE REQUIREMENT OF THE NEW YORK STOCK EXCHANGE THAT DDR VOTE FOR AND AGAINST THE PROPOSAL IN THE SAME PROPORTION AS THE VOTES CAST BY OUR OTHER SHAREHOLDERS AT THE SPECIAL MEETING, WILL ASSURE SHAREHOLDER APPROVAL OF THE PROPOSAL.

                      AMERICAN INDUSTRIAL PROPERTIES REIT

                        PRO FORMA FINANCIAL INFORMATION
             (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


     The following Pro Forma Condensed Consolidated Balance Sheet of the Trust as of June 30, 1998 has been prepared as if each of the following transactions had occurred as of June 30, 1998: (i) the acquisition of Norfolk Commerce Park ("Norfolk"), a 323,731 square foot light industrial project consisting of three buildings in Norfolk, Virginia; (ii) the acquisition of a portfolio consisting of five affiliated industrial properties (the "A&A Portfolio"); (iii) the acquisition of three unrelated properties (the "Other Recent Acquisitions");
(iv) the probable acquisition, through DDR/Tech 29 L. P., a limited partnership in which the Trust will have a controlling ownership interest, of Tech 29 ("Tech 29"), a 290,991 square foot light industrial project consisting of three buildings in Silver Spring, Maryland; (v) the recently completed sale to DDR of 949,147 Common Shares at $15.50 per share, described herein; (vi) the acquisition of the five Acquired Properties valued at $19,506 through the Merger with a subsidiary of DDR and issuance of 1,258,471 Common Shares to DDR, described herein; and (vi) the sale of an additional 5,226,583 Common Shares for $15.50 per share to DDR, subject to the approval of the Proposal, described herein.


     The properties in the A&A Portfolio are as follows:

        PROPERTY                 LOCATION        TOTAL SQUARE FEET
        --------                 --------        -----------------
AT&T -- Battlefield        Manassas, Virginia         154,226
Greenbrier Circle          Chesapeake, Virginia       228,690
Greenbrier Tech            Chesapeake, Virginia        95,162
Northpointe B              Sterling, Virginia          36,654
Northpointe C              Sterling, Virginia          46,080


     The Other Recent Acquisitions are as follows:



        PROPERTY                 LOCATION        TOTAL SQUARE FEET
        --------                 --------        -----------------
Metro Business Center III  Phoenix, Arizona           109,930
Technipark Ten             Houston, Texas              71,635
Glenville                  Richardson, Texas           20,645



     The following Pro Forma Condensed Consolidated Statement of Operations of the Trust for the year ended December 31, 1997 has been prepared as if each of the following transactions had occurred as of January 1, 1997: (i) the acquisition of 15 industrial real estate properties; (ii) the sale of two industrial real estate properties; (iii) the merger with four publicly traded real estate limited partnerships; (iv) the acquisition of the Spieker Portfolio;
(v) the acquisition of North Austin; and (vi) the acquisition, through AIP Operating, L.P., a limited partnership in which the Trust has a 99% controlling ownership interest, of Spring Valley #6 (together with North Austin, the "1998 Acquisitions"), all of which transactions listed in clauses (i) through (vi) are defined and described in Amendment No. 1 to the Current Report on Form 8-K/A of the Trust dated April 30, 1998 and filed with the SEC on July 13, 1998 (the "April 30 Form 8-K/A"), which is incorporated herein by reference; (vii) the acquisition of Norfolk, described above; (viii) the acquisition of the A&A Portfolio, described above; (ix) the acquisition of the Other Recent Acquisitions, described above; (x) the probable acquisition of Tech 29, described above; (xi) the recently completed sale to DDR of 949,147 Common Shares at $15.50 per share, described herein; (xii) the acquisition of the Acquired Properties, described herein, through the Merger with a subsidiary of DDR and issuance of 1,258,471 Common Shares to DDR; and (xiii) the sale of an additional 5,226,583 Common Shares for $15.50 per share to DDR, subject to the approval of the Proposal, described herein.



     The following Pro Forma Condensed Consolidated Statement of Operations of the Trust for the six months ended June 30, 1998 has been prepared as if each of the following transactions had occurred as of January 1, 1998: (i) the 1998 Acquisitions, described above; (ii) the acquisition of the Spieker Portfolio, described in the April 30 Form 8-K/A; (iii) the acquisition of Norfolk, described above; (iv) the acquisition of the A&A Portfolio, described above; (v) the acquisition of the Other Recent Acquisitions, described above;

(vi) the probable acquisition of Tech 29, described above; (vii) the recently completed sale to DDR of 949,147 Common Shares at $15.50 per share, described herein; (viii) the acquisition of the Acquired Properties, described herein, through the Merger with a subsidiary of DDR and issuance of 1,258,471 Common Shares to DDR; and (ix) the sale of an additional 5,226,583 Common Shares for $15.50 per share to DDR, subject to the approval of the Proposal, described herein.


     The Pro Forma Condensed Balance Sheet as of June 30, 1998 and the Pro Forma Condensed Consolidated Statements of Operations of the Trust for the year ended December 31, 1997 and the six months ended June 30, 1998 exclude any effect from the option of the Trust to require DDR to purchase the Additional Shares with a total purchase price not to exceed $200 million to fund property acquisitions, as no further probable acquisitions have been identified by the Trust.

     The Pro Forma Financial Information of the Trust has been prepared using the purchase method of accounting for the acquisition of the Acquired Properties and other property acquisitions, whereby the assets and liabilities of the properties were adjusted to estimated fair market value, based upon preliminary estimates, which are subject to change as additional information is obtained. The allocations of purchase costs are subject to final determination based upon estimates and other evaluations of fair market value. Therefore, the allocations reflected in the following Pro Forma Financial Information may differ from the amounts ultimately determined.


     Such Pro Forma Financial Information is based in part upon (i) the Consolidated Financial Statements of the Trust for the year ended December 31, 1997 included in the Trust's Annual Report on Form 10-K for the year ended December 31, 1997; (ii) the Consolidated Financial Statements of the Trust for the six months ended June 30, 1998 included in the Trust's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998; (iii) the Combined Statement of Revenue and Certain Expenses of Developers Diversified Realty Corporation Properties for the year ended December 31, 1997 and the six months ended June 30, 1998 filed with the SEC with Amendment No. 1 to the Trust's Current Report on Form 8-K, dated July 30, 1998; (iv) the Combined Statement of Revenue and Certain Expenses of the Norfolk Commerce Park Properties for the year ended December 31, 1997 and the six months ended June 30, 1998 filed with the SEC with the Trust's Current Report on Form 8-K, dated July 30, 1998; and (v) the Pro Forma Financial Information presented in the April 30 Form 8-K/A.


     The Pro Forma Financial Information is presented for information purposes only and is not necessarily indicative of the financial position or results of operations of the Trust that would have occurred if such transactions had been completed on the dates indicated, nor does it purport to be indicative of future financial position or results of operations. In the opinion of the Trust's management, all material adjustments necessary to reflect the effect of these transactions have been made.

                      AMERICAN INDUSTRIAL PROPERTIES REIT

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                     ASSETS


                                                                                        DDR                  DDR
                                  TRUST           RECENT           PROBABLE           RECENT              PROPOSED         PRO
                              HISTORICAL(A)   TRANSACTIONS(B)   ACQUISITIONS(C)   TRANSACTIONS(D)        TRANSACTION      FORMA
                              -------------   ---------------   ---------------   ---------------        -----------     --------
Real estate, net.............   $320,456          $77,615          $ 26,238          $ 19,506(E)
                                                                                                                         $443,815
Cash -- unrestricted.........     10,107               --                --            14,712(F)            75,251(G)
                                                                                      (14,712)(F)          (72,522)(H)
                                                                                                            (2,729)(I)     10,107
Cash -- restricted...........      3,926               --                --                --                               3,926
Other assets, net............      7,536               --                --                --                               7,536
                                --------          -------          --------          --------             --------       --------
                                $342,025          $77,615          $ 26,238          $ 19,506             $     --       $465,384
                                ========          =======          ========          ========             ========       ========
                                              LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgage notes payable.......   $189,519          $22,448          $ 10,201          $     --             $(34,988)(H)
                                                   11,700                                                                $198,880
Notes payable to
  affiliates.................         --           43,467             8,779           (14,712)(E)          (37,534)(H)         --
Accrued interest payable.....      1,098               --                --                --                   --          1,098
Accounts payable, accrued
  expenses and other.........      6,680               --                --             1,711(E),(F)        (1,711)(G)      6,680
Tenant security deposits.....      1,414               --                --                --                   --          1,414
                                --------          -------          --------          --------             --------       --------
                                 198,711           77,615            18,980           (13,001)             (74,233)       208,072
Minority interests...........      7,268               --             7,258                --                   --         14,526
Shareholders' equity:
  Shares of beneficial
    interest ($0.10 par
    value)...................      1,124               --                --               221(E),(F)           523(G)       1,868
  Additional paid-in
    capital..................    242,415               --                --            32,286(E),(F)        76,439(G)     351,140
  Less shares in treasury, at
    cost.....................     (1,888)              --                --                --                   --         (1,888)
  Accumulated
    distributions............    (62,686)              --                --                --                   --        (62,686)
  Accumulated loss from
    operations and
    extraordinary
    gains (losses)...........    (46,230)              --                --                --               (2,729)(I)    (48,959)
  Accumulated net realized
    gain on sales of real
    estate...................      3,311               --                --                --                   --          3,311
                                --------          -------          --------          --------             --------       --------
                                 136,046               --                --            32,507               74,233        242,786
                                --------          -------          --------          --------             --------       --------
                                $342,025          $77,615          $ 26,238          $ 19,506             $     --       $465,384
                                ========          =======          ========          ========             ========       ========

                      AMERICAN INDUSTRIAL PROPERTIES REIT

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1998
          (IN THOUSANDS, EXCEPT FOR SHARE, UNIT AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

(A) Represents the historical financial position of the Trust as of June 30, 1998.


(B) Represents adjustments for (i) the acquisition of Norfolk, which was financed with borrowings on the Trust's demand note with DDR (the "DDR Note"), which bears interest at 10.25%; (ii) the acquisition of the A&A Portfolio, $22,448 of which was financed with the assumption of existing mortgages on the properties, which bear interest at rates ranging from 7.375% to 8.13% and mature from October 2004 to March 2016, and $18,023 of which was financed with borrowings on the DDR Note; and (iii) the Other Recent Acquisitions, $11,700 of which were financed with borrowings on the Trust's acquisition line of credit (the "Credit Facility"), which bears interest at the 30 day LIBOR rate plus 1.75% and which matures in one year, and $4,200 of which was financed with borrowings on the DDR Note, which bears interest at 10.25%.



(C) Represents adjustments for the probable acquisition, through DDR/Tech 29 L. P., a limited partnership in which the Trust has a controlling ownership interest, of Tech 29. The acquisition is expected to be financed with the assumption of existing mortgages of $10,201 on Tech 29, which bear interest at a weighted average rate of 8.74% and mature in 2003 and 2006, and 372,000 units in DDR/Tech 29 L. P., valued at $7,258 and reflected as minority interests.



(D) Represents adjustments for the recently completed transactions with DDR, including the sale to DDR of 949,147 Common Shares at $15.50 per share and the acquisition of the Acquired Properties.



(E) Represents adjustments for the acquisition of the Acquired Properties valued at $19,506 through the Merger with a subsidiary of DDR and the issuance of 1,258,471 Common Shares, net of estimated costs of issuance of $975, which have been accrued.



(F) Represents adjustments for the sale to DDR of 949,147 Common Shares at $15.50 per share, net of estimated costs of issuance of $736, which have been accrued. The cash proceeds were applied to the DDR Note.



(G) Represents adjustments for the sale of an additional 5,226,583 Common Shares for $15.50 per share (or $81,012) to DDR, subject to the approval of the Proposal, less estimated costs of issuance of $4,050 and accrued costs of issuance of $1,711. The following is a calculation of the total estimated fees and other costs related to the issuance of the 1,258,471 Common Shares related to the Merger with a subsidiary of DDR, the 949,147 Common Shares sold to DDR and the 5,226,583 Common Shares to be sold to DDR, subject to the approval of the Proposal:


Placement fees..............................................  $4,600
Advisory fees (fairness opinion)............................     600
Other (legal, proxy, etc.)..................................     561
                                                              ------
Issuance costs..............................................  $5,761


(H) Represents adjustments for the application of the cash proceeds from DDR as follows: (i) $23,288 to the Credit Facility (from the funding of the remaining shares to be sold to DDR within 180 days after the Proposal is approved by shareholders); (ii) $11,700 to the Credit Facility for the Other Recent Acquisitions; (iii) $6,532 to the DDR Note for Norfolk; (iv) $18,023 to the DDR Note for the A&A Portfolio; (v) $4,200 to the DDR Note for the Other Recent Acquisitions; and (vi) $8,779 to the DDR Note for Tech 29.

(I) Represents adjustments for payments to management under the Change in Control Agreements, including payments equal to 2.5 times each respective officer's base salary and targeted bonus and the vesting of 27,000 restricted Shares.


     No adjustment is required for the vesting of dividend equivalent rights, as the amounts have been accrued at June 30, 1998. No compensation expense would be recorded related to the immediate vesting of the options to purchase 75,000 Shares at $15.00 per share and the options to purchase 326,000 Shares at $13.625 per share, as the exercise price exceeds the current price per Common Share.

     Since the intent of the accompanying pro forma condensed statements of operations is to reflect the expected continuing impact of the first two stages of the Transaction on the Trust, the one-time adjustment has been excluded from the pro forma condensed statements of operations. Upon consummation of the first two stages of the Transaction, this expense will be recorded as an operating expense on the Trust's statement of operations.

                      AMERICAN INDUSTRIAL PROPERTIES REIT

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                                          DDR              DDR
                                    TRUST           RECENT           PROBABLE           RECENT           PROPOSED       PRO FORMA
                                HISTORICAL(A)   TRANSACTIONS(B)   ACQUISITIONS(C)   TRANSACTIONS(D)   TRANSACTION(E)      TOTAL
                                -------------   ---------------   ---------------   ---------------   --------------    ---------
Income
  Rents and tenant
    reimbursements............     $19,403          $8,294            $1,942            $  855(I)        $    --         $30,494
  Interest and other income...         398              33                --                --                --             431
                                   -------          ------            ------            ------           -------         -------
                                    19,801           8,327             1,942               855                --          30,925
                                   -------          ------            ------            ------           -------         -------
Expenses
  Property operating
    expenses..................       6,039           2,356               295               122(I)             --           8,812
  Depreciation and
    amortization..............       3,553           1,233               234               215(I)             --           5,235
  Interest expense............       6,142           2,658               446                --                --
                                                        --               450(G)             --            (1,588)(K)
                                                     2,228(F)                             (754)(J)          (335)(L)
                                                                                                          (1,300)(M)       7,947
  General and
    administrative............       1,749              34                91                --                --           1,874
                                   -------          ------            ------            ------           -------         -------
  Total expenses..............      17,483           8,509             1,516              (417)           (3,223)         23,868
                                   -------          ------            ------            ------           -------         -------
  Gain from operations before
    minority interest.........       2,318            (182)              426             1,272             3,223           7,057
  Minority interest...........        (119)             --              (243)(H)            --                --            (362)
                                   -------          ------            ------            ------           -------         -------
  Income from operations......     $ 2,199          $ (182)           $  183            $1,272           $ 3,223         $ 6,695
                                   =======          ======            ======            ======           =======         =======
  Income from operations per
    share:
    Basic and diluted.........     $  0.20                                                                               $  0.37
                                   =======                                                                               =======
  Weighted average number of
    Common Shares
    outstanding -- basic......      10,849                                               2,208             5,240          18,297(N)
                                   =======                                              ======           =======         =======
  Weighted average number of
    Common Shares
    outstanding -- diluted....      10,863                                               2,208             5,226          18,297(N)
                                   =======                                              ======           =======         =======

                      AMERICAN INDUSTRIAL PROPERTIES REIT

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
             (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

(A) Represents the historical results of operations of the Trust for the six months ended June 30, 1998. Certain reclassifications have been made to the historical statements of operations of the Trust to conform to the pro forma financial information presentation.


(B) Represents adjustments for the 1998 Acquisitions, the acquisition of the Spieker Portfolio, the acquisition of Norfolk, the Other Recent Acquisitions and the acquisition of the A&A Portfolio based on historical operating results. Depreciation is based on the allocation of the purchase price, with buildings depreciated using the straight-line method over a 40-year period. Interest expense is based on (i) the borrowings incurred at the related interest rates, which range from 7.28% (fixed rate under mortgage notes payable) to 7.43% (the average 30-day LIBOR rate plus 1.75% during the six months ended June 30, 1998) on the 1998 Acquisitions and the Spieker Portfolio; (ii) $11,700 additional borrowings on the Credit Facility at the related interest rate of 7.43%; and (iii) $22,448 of notes assumed related to the A&A Portfolio at the related interest rates ranging from 7.375% to 8.13%.



(C) Represents adjustments for the probable acquisition of Tech 29. Depreciation is based on the allocation of the purchase price, with buildings depreciated using the straight-line method over a 40-year period. Interest expense is based on: (i) the $10,201 of notes to be assumed related to Tech 29 at the related weighted average interest rate of 8.74%; and (ii) $8,779 of borrowings on the DDR Note at the related interest rate of 10.25%.


(D) Represents adjustments for the recently completed transactions with DDR, including the sale to DDR of 949,147 Common Shares at $15.50 per share and the acquisition of the Acquired Properties.


(E) Since the intent of the pro forma condensed statement of operations is to reflect the expected continuing impact of the first two stages of the Transaction on the Trust, the one-time adjustment for payments to management under the Change in Control Agreements has been excluded. Upon consummation of the first two stages of the Transaction, this expense will be recorded as an operating expense on the Trust's statements of operations.



(F) Represents adjustment for interest on the DDR Note necessary to fund the purchase of Norfolk, $4,200 of the purchase of the Other Recent Acquisitions and $18,023 of the purchase of the A&A Portfolio, each at the related interest rate of 10.25%.



(G) Represents adjustments for interest on additional borrowings on the DDR Note necessary to fund the probable acquisition of Tech 29 at the related interest rate of 10.25%.


(H) Represents adjustments to record minority interest in the pro forma gain from operations of the Trust related to the partnership units in DDR/Tech 29 L. P.

(I) Represents adjustments for the acquisition of the Acquired Properties through the Merger, based on historical operating results. Depreciation is based on the allocation of the value of the properties, with buildings depreciated using the straight-line method over a 40-year period.

(J) Represents adjustment for the reduction in interest expense related to Norfolk resulting from the application of $14,712 cash received from DDR for the purchase of 949,147 Common Shares to the DDR Note at the interest rate of 10.25%.


(K) Represents adjustments for the reduction in interest expense related to the A&A Portfolio and the Other Recent Acquisitions and the probable acquisition of Tech 29 resulting from the application of $31,002 cash received from DDR under the DDR Note at the related interest rate of 10.25%.

(L) Represents adjustment for the reduction in interest expense related to Norfolk resulting from the application of $6,532 of cash received from DDR under the DDR Note at the interest rate of 10.25%.



(M) Represents adjustment for the reduction in interest expense related to the remaining $23,288 funding by DDR assumed to be applied to the Credit Facility at the related interest rate of 7.43% (the average 30-day LIBOR rate plus 1.75% during the six months ended June 30, 1998).


(N) The pro forma weighted average shares outstanding -- basic represents (i) 10,849,035 Common Shares outstanding at June 30, 1998; (ii) 1,258,471 Common Shares issued to DDR in the Merger and 949,147 Common Shares sold to DDR; (iii) 5,226,583 Common Shares to be sold to DDR after the Proposal is approved by the shareholders; and (iv) 13,500 weighted average Shares related to the 27,000 restricted Shares issued to members of management on April 1, 1998, which become fully vested under the terms of the Change in Control Agreements. The pro forma weighted average shares outstanding -- diluted is the same as the pro forma weighted average shares outstanding -- basic upon fully vesting of the restricted Shares under the terms of the Change in Control Agreements. Not included in the weighted average shares outstanding -- diluted are outstanding options to acquire Common Shares which have an exercise price greater than the average market price per Common Share during the period and, therefore, their effect would be antidilutive; nor are partnership units in the operating partnerships included in the weighted average shares outstanding -- diluted as their effective would be antidilutive.

                      AMERICAN INDUSTRIAL PROPERTIES REIT

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                         PRO FORMA                                               DDR              DDR
                        TOTAL FROM         RECENT           PROBABLE           RECENT           PROPOSED      PRO FORMA
                         8-K/A(A)      TRANSACTIONS(B)   ACQUISITIONS(C)   TRANSACTIONS(D)   TRANSACTION(E)     TOTAL
                       -------------   ---------------   ---------------   ---------------   --------------   ---------
Income
  Rents and tenant
    reimbursements...     $41,239          $ 8,164           $ 3,544           $ 1,693(J)       $    --        $54,640
  Interest and other
    income...........         500               20                --                --               --            520
                          -------          -------           -------           -------          -------        -------
                           41,739            8,184             3,544             1,693               --         55,160
                          -------          -------           -------           -------          -------        -------
Expenses
  Property operating
    expenses.........      15,262            2,428             1,043               263(J)            --         18,996
  Depreciation and
    amortization.....       7,605            1,601               468               430(J)            --         10,104
  Interest expense...      15,462            1,117               765                --               --
                                               872(F)            900(H)             --           (3,177)(L)
                                             4,455(G)             --            (1,508)(K)         (670)(M)
                                                                  --                             (2,607)(N)     15,609
  General and
    administrative...       3,964              166                58                --               --          4,188
                          -------          -------           -------           -------          -------        -------
  Total expenses.....      42,293           10,639             3,233              (815)          (6,454)        48,897
                          -------          -------           -------           -------          -------        -------
  Gain (loss) from
    operations before
    minority
    interest.........        (554)          (2,455)              311             2,508            6,454          6,263
  Minority
    interest.........         208               --              (468)(I)            --               --           (260)
                          -------          -------           -------           -------          -------        -------
  Income (loss) from
    operations.......     $  (346)         $(2,455)          $  (157)          $ 2,508          $ 6,454        $ 6,003
                          =======          =======           =======           =======          =======        =======
  Income (loss) from
    operations per
    share:
    basic and
      diluted........     $ (0.03)                                                                             $  0.32
                          =======                                                                              =======
  Weighted average
    number of Common
    Shares
    outstanding --
    basic and
    diluted..........      11,193                                                2,208            5,253         18,654(O)
                          =======                                              =======          =======        =======

                      AMERICAN INDUSTRIAL PROPERTIES REIT

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
              (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)
                                  (UNAUDITED)


(A) Reference is made to the April 30 Form 8-K/A, which is incorporated herein by reference, for the source of the Trust's pro forma statement of operations for the year ended December 31, 1997, which gives pro forma effect to the following transactions as if the transactions had occurred on January 1, 1997:


   (i)    the acquisition of 15 industrial real estate properties;
   (ii)   the sale of two industrial real estate properties;
   (iii) the merger with four publicly traded real estate limited partnerships;
   (iv)   the acquisition of the Spieker Portfolio;
   (v)    the acquisition of North Austin; and
   (vi) the acquisition, through AIP Operating, L.P., a limited partnership in which the Trust has a 99% controlling ownership interest, of Spring Valley #6.


(B) Represents adjustments for the acquisition of Norfolk, the Other Recent Acquisitions and the acquisition of the A&A Portfolio, based on historical operating results. Depreciation is based on the allocation of the purchase price, with buildings depreciated using the straight-line method over a 40-year period. Interest expense is based on (i) the $22,448 of notes assumed related to the A&A Portfolio at the related interest rates ranging from 7.375% to 8.13%; (ii) $11,700 additional borrowings on the Credit Facility at the related interest rate of 7.45% (the average 30 day LIBOR rate plus 1.75% during the year ended December 31, 1997); and (iii) $4,200 of borrowings on the DDR Note, which bears interest at 10.25%.



(C) Represents adjustments for the probable acquisition of Tech 29. Depreciation is based on the allocation of the purchase price, with buildings depreciated using the straight-line method over a 40-year period. Interest expense is based on: (i) the $10,201 of notes to be assumed related to Tech 29 at the related weighted average interest rate of 8.74%; and (ii) $8,779 of borrowings on the DDR Note at the related interest rate of 10.25%.


(D) Represents adjustments for the recently completed transactions with DDR, including the sale to DDR of 949,147 Common Shares at $15.50 per share and the acquisition of the Acquired Properties.

(E) Since the intent of the pro forma condensed statement of operations is to reflect the expected continuing impact of the first two stages of the Transaction on the Trust, the one-time adjustment for payments to management under the Change in Control Agreements has been excluded. Upon consummation of the first two stages of the Transaction, this expense will be recorded as on operating expense on the Trust's statement of operations.


(F) Represents adjustment for interest expense related to the Other Recent Acquisitions on the additional borrowings under the Credit Facility at the related interest rate of 7.45%.



(G) Represents adjustment for interest expense on the DDR Note related to Norfolk, $4,200 of the purchase of the Other Recent Acquisitions and $18,023 of the purchase of the A&A Portfolio, each at the interest rate of 10.25%.



(H) Represents adjustments for interest expense related to the probable acquisition of Tech 29 on the additional borrowings under the DDR Note at the related interest rate of 10.25%.



(I) Represents adjustment to record minority interest in the pro forma gain from operations of the Trust related to the partnership units in DDR/Tech 29 L.P.

(J) Represents adjustments for the acquisition of the Acquired Properties through the Merger, based on historical operating results. Depreciation is based on the allocation of the value of the properties, with buildings depreciated using the straight-line method over a 40-year period.



(K) Represents adjustment for the reduction in interest expense related to Norfolk resulting from the application of $14,712 of cash received from DDR to the DDR Note at the interest rate of 10.25%.



(L) Represents adjustments for the reduction in interest expense related to the acquisition of the A&A Portfolio and the Other Recent Acquisitions and the probable acquisition of Tech 29, resulting from the application of $31,002 of cash received from DDR to the DDR Note at the related interest rate of 10.25%.



(M) Represents adjustment for the reduction in interest expense related to Norfolk resulting from the application of $6,532 of cash from DDR to the DDR Note at the interest rate of 10.25%.



(N) Represents adjustment for the reduction in interest expense related to the remaining $23,288 funding by DDR assumed to be applied to the Credit Facility at the related interest rate of 7.45% (the average 30-day LIBOR rate plus 1.75% during the year ended December 31, 1997).



(O) The pro forma weighted average shares outstanding -- basic represents (i) 11,193,416 Pro Forma Common Shares outstanding for the year ended December 31, 1997 (reference is made to the April 30 Form 8-K/A, which is incorporated herein by reference); (ii) 1,258,471 Common Shares issued to DDR in the Merger and 949,147 Common Shares sold to DDR; (iii) 5,226,583 Common Shares to be sold to DDR after the Proposal is approved by the shareholders; and (iv) 27,000 restricted Shares issued to members of management on April 1, 1998, which become fully vested under the terms of the Change in Control Agreements. The pro forma weighted average shares outstanding -- diluted equal the pro forma weighted average shares outstanding -- basic upon fully vesting of the restricted Shares under the terms of the Change in Control Agreements. Not included in the weighted average shares outstanding -- diluted are outstanding options to acquire Common Shares which have an exercise price greater than the average market price per Common Share during the period and, therefore, their effect would be antidilutive; nor are partnership units in the operating partnerships included in the weighted average shares outstanding -- diluted as their effect would be antidilutive.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding the beneficial ownership of Common Shares by (i) each Trust Manager, (ii) the Trust's Chief Executive Officer and each executive officer of the Trust, (iii) all Trust Managers and executive officers of the Trust as a group, and (iv) to the Trust's knowledge, by any person owning beneficially more than 5% of the outstanding shares of such class, in each case at October 20, 1998. Except as otherwise noted, each person named in the table has sole voting and investment power with respect to all Shares shown as beneficially owned by such person.



                                                               AMOUNT AND
                                                          NATURE OF BENEFICIAL            PERCENTAGE
                   BENEFICIAL OWNER                            OWNERSHIP                   OF CLASS
                   ----------------                       --------------------            ----------
Albert T. Adams........................................                0                        *
William H. Bricker.....................................            3,400(1)                     *
T. Patrick Duncan......................................              600                        *
Robert H. Gidel........................................                0                        *
Robert E. Giles........................................            4,583(1)                     *
Edward B. Kelley.......................................            1,000                        *
Stanley J. Kraska, Jr. ................................            3,788(1)                     *
Russell C. Platt.......................................            3,797(1)                     *
James A. Schoff........................................                0                        *
Charles W. Wolcott.....................................           97,800(2)                     *
Scott A. Wolstein......................................                6(3)                     *
Lewis D. Friedland.....................................           44,000(4)                     *
Marc A. Simpson........................................           26,313(5)                     *
David B. Warner........................................           22,700(5)                     *
Developers Diversified Realty Corporation..............        2,207,618                     16.6%
  34555 Chagrin Blvd.
  Moreland Hills, Ohio 44022
United Services Automobile Association
  USAA Capital Corporation
  USAA Real Estate Company.............................        1,680,086(6)                  12.6%
  9830 Colonnade Boulevard
  Suite 600
  San Antonio, Texas 78230-2239
Morgan Stanley, Dean Witter, Discover & Co.
The Morgan Stanley Real Estate Special Situations Fund
  I, L.P.
The Morgan Stanley Real Estate Special Situations Fund
  II, L.P.
Morgan Stanley Asset Management Inc. ..................        1,999,653(7)                  15.0%
  1221 Avenue of the Americas
  New York, New York 10020
ABKB/LaSalle Securities Limited Partnership
  LaSalle Advisors Limited Partnership.................        1,502,578(8)                  11.3%
  100 East Pratt Street
Baltimore, Maryland 21202
Praedium II Industrial Associates LLC..................          733,945                      5.5%
  11 Madison Avenue
New York, New York 10010-3626
All Trust Managers and executive officers as a group
  (14 persons).........................................          207,987(1)(2)(3)(4)(5)       1.5%

---------------

 *  Ownership is less than 1% of outstanding Common Shares.

(1) Includes vested options to purchase 3,000 Common Shares.

(2) Includes vested options to purchase 60,000 Common Shares and 14,000 unvested restricted shares with respect to which such person has sole voting power.


(3) Based upon Amendment No. 1 to the Schedule 13D filed by Mr. Wolstein on September 17, 1998, as Chairman of the Board, President and Chief Executive Officer of DDR, Mr. Wolstein may be deemed to own beneficially 2,207,624 Common Shares, consisting of all of the Common Shares owned by DDR and Mr. Wolstein. Mr. Wolstein has informed the Trust that he disclaims beneficial ownership of the Common Shares held by DDR.


(4) Includes vested options to purchase 34,000 Common Shares and 6,000 unvested restricted shares with respect to which such person has sole voting power.

(5) Includes vested options to purchase 18,000 Common Shares and 3,500 unvested restricted shares with respect to which such person has sole voting power.


(6) Based upon Amendment No. 4 to the Schedule 13D filed jointly by United Services Automobile Association, USAA Capital Corporation and Realco on August 6, 1998, United Services Automobile Association is the sole stockholder of USAA Capital Corporation and USAA Capital Corporation is the sole stockholder of Realco. Realco owns directly 1,680,086 Common Shares (including 6,000 Common Shares issuable to Realco upon exercise of vested options). Based upon these relationships, United States Automobile Association, USAA Capital Corporation and Realco may be deemed to have shared voting and dispositive power over with respect to the 1,680,086 Common Shares owned directly by Realco.



(7) Based upon Amendment No. 1 to the Schedule 13D filed jointly by Morgan Stanley, Dean Witter, Discover & Co., MSAM and Morgan Stanley Real Estate Special Situations Fund II, L.P. on March 18, 1998, Morgan Stanley, Dean Witter, Discover & Co. has sole voting and dispositive power over 120,231 Common Shares and shared voting and dispositive power over 1,879,422 Common Shares held by the investors for whom MSAM acts as an investment advisor (the "MSAM Purchasers"). Pursuant to separate investment management agreements between MSAM and MSRE, MSAM has been granted voting and dispositive power with respect to the Common Shares held by MSRE. MSAM has shared voting and dispositive power over 1,879,422 Common Shares held by the MSAM Purchasers and The Morgan Stanley Real Estate Special Situations Fund II, L.P. has shared voting and dispositive power over 652,415 of such Common Shares. Pursuant to separate investment management agreements between MSAM and the MSAM Purchasers, MSAM has been granted voting and dispositive power with respect to the Common Shares held by each of the MSAM Purchasers.


(8) Based upon Amendment 2 to the Schedule 13D filed jointly by ABKB and LaSalle Advisors on February 18, 1998, (i) ABKB has sole voting and dispositive power over 480,213 Common Shares and shared voting and dispositive power with respect to 480,212 Common Shares and (ii) LaSalle Advisors has shared dispositive power with respect to 542,153 Common Shares.

                                   MANAGEMENT

     The executive officers of the Trust serve at the discretion of our Board of Trust Managers and are chosen annually by the Board. The following table sets forth the names and ages of our current executive officers and Trust Managers of the Trust and the positions held with the Trust by each individual.


          NAME               AGE                               TITLE
          ----               ---                               -----
Scott A. Wolstein........    45     Chairman of the Board of Trust Managers
Charles W. Wolcott.......    45     Trust Manager, President and Chief Executive Officer
Lewis D. Friedland.......    39     Senior Vice President and Chief Investment Officer
Marc A. Simpson..........    44     Senior Vice President and Chief Financial Officer,
                                      Secretary and Treasurer
David B. Warner..........    40     Senior Vice President -- Real Estate Operations
Albert T. Adams..........    47     Trust Manager
William H. Bricker.......    66     Trust Manager
T. Patrick Duncan........    49     Trust Manager
Robert H. Gidel..........    46     Trust Manager
Robert E. Giles..........    50     Trust Manager
Edward B. Kelley.........    58     Trust Manager
Stanley J. Kraska,           38     Trust Manager
  Jr. ...................
Russell C. Platt.........    38     Trust Manager
James A. Schoff..........    52     Trust Manager


     Scott A. Wolstein was elected Chairman of the Board of Trust Managers on July 30, 1998 pursuant to the Purchase Agreement. Mr. Wolstein has been the President, Chief Executive Officer and a director of DDR since its organization in November 1992 and Chairman of the Board of Directors of DDR since February 1997. Prior to the organization of DDR, Mr. Wolstein was a principal and executive officer of Developers Diversified Group. Mr. Wolstein is a graduate of Wharton School at the University of Pennsylvania and the University of Michigan Law School. He has served as President of the Board of Trustees of the United Cerebral Palsy Association of Greater Cleveland and as a member of the Board of the Great Lakes Theater Festival, Heartland PAC, Neighborhood Progress, Inc., The Park Synagogue, the Convention and Visitors Bureau of Greater Cleveland and Bellefaire.

     Charles W. Wolcott currently serves as Trust Manager, President and Chief Executive Officer. Mr. Wolcott was hired as the President and Chief Executive Officer of the Trust in May 1993 and has served as a Trust Manager since August 1993. Mr. Wolcott was President and Chief Executive Officer for Trammell Crow Asset Services, a real estate asset and portfolio management affiliate of Trammell Crow Company, from 1990 to 1992. He served as Vice President and Chief Financial and Operating Officer of the Trust from 1988 to 1991. From 1988 to 1990, Mr. Wolcott was a partner in Trammell Crow Ventures Operating Partnership. Prior to joining the Trammell Crow Company in 1984, Mr. Wolcott was President of Wolcott Corporation, a firm engaged in the development and management of commercial real estate properties. Mr. Wolcott graduated from the University of Texas at Austin in 1975 with a Bachelor of Science degree and received a Master of Business Administration degree from Harvard University in 1977.

     Lewis D. Friedland currently serves as Senior Vice President and Chief Investment Officer. He was hired as Vice President and Chief Investment Officer of the Trust in 1997. Prior to joining the Trust, Mr. Friedland was a founding partner of Crimson Partners, an investment firm formed in 1992 that engaged in the acquisition and development of real estate assets. Prior to founding this firm, he was a Division Partner and Managing Director of Trammell Crow Company, where he was responsible for that firm's development, leasing and property management activities in Richmond, Virginia. Mr. Friedland graduated from the

Wharton School of the University of Pennsylvania in 1981 with a Bachelor of Science Degree in Economics and received a Master of Business Administration degree from Harvard University in 1985.

     Marc A. Simpson currently serves as Senior Vice President and Chief Financial Officer, Secretary and Treasurer. Mr. Simpson was hired as Vice President and Chief Financial Officer, Secretary and Treasurer of the Trust in March 1994. From November 1989 through March 1994, Mr. Simpson was a Manager in the Financial Advisory Services Group of Coopers & Lybrand L.L.P. Prior to that time, he served as Controller of Pacific Realty Corporation, a real estate development company. Mr. Simpson graduated with a Bachelor of Business Administration from Midwestern State University in 1978, and received a Master of Business Administration from Southern Methodist University in 1990.

     David B. Warner currently serves as Senior Vice President-Real Estate Operations. Mr. Warner was hired as Vice President and Chief Operating Officer of the Trust in May 1993. From 1989 through the date he accepted a position with the Trust, Mr. Warner was a director of the Equity Investment Group for the Prudential Realty Group. From 1985 to 1989, he served in the Real Estate Banking Group of NCNB Texas National Bank. Mr. Warner graduated from the University of Texas at Austin in 1981 with a degree in finance and received a Master of Business Administration from the same institution in 1984.

     Albert T. Adams was appointed as a Trust Manager on July 30, 1998 under the Purchase Agreement. Mr. Adams has been a partner with the law firm of Baker & Hostetler LLP in Cleveland, Ohio since 1984, and has been affiliated with the firm since 1977. Mr. Adams is a graduate of Harvard College, Harvard Business School and Harvard Law School. He serves as a member of the Board of Trustees of the Greater Cleveland Roundtable and of the Western Reserve Historical Society and is a Vice President of the Harvard Business School Club of Northeastern Ohio. Mr. Adams has served as a director of DDR since April 1996 and also serves as a director of Associated Estates Realty Corporation, Boykin Lodging Company, Captec Net Lease Realty, Inc. and Dairy Mart Convenience Stores, Inc.

     William H. Bricker has served as a Trust Manager since September 1985. Mr. Bricker has served as President of DS Energy Services Incorporated and has consulted in the energy field and on international trade since 1987. In May 1987, Mr. Bricker retired as the Chairman and Chief Executive Officer of Diamond Shamrock Corporation, where he held various management positions from 1969 through May 1987. Mr. Bricker is a director of the LTV Corporation, the Eltech Systems Corporation and the National Paralysis Foundation. He received his Bachelor of Science and Master of Science degrees from Michigan State University.

     T. Patrick Duncan has served as a Trust Manager since December 1996, when he was appointed as a Trust Manager at the request of Realco pursuant to the Share Purchase Agreement between the Trust and Realco dated as of December 13, 1996 (the "Realco Share Purchase Agreement"). Mr. Duncan joined Realco in November 1986 as Chief Financial Officer. With over 24 years of experience, Mr. Duncan serves as Senior Vice President of Real Estate Operations with responsibilities that include the direction of all acquisitions, sales, management and leasing of real estate for USAA-affiliated companies. Mr. Duncan received degrees from the University of Arizona in Accounting and Finance. He is a Certified Public Accountant, Certified Commercial Investment Manager and holds a Texas Real Estate Broker's License. Mr. Duncan is also a member of the Board of Directors of Meridian Industrial Trust and a member of the Board of Directors of USAA Equity Advisors, Inc.

     Robert H. Gidel was appointed as a Trust Manager on July 30, 1998 pursuant to the Purchase Agreement. From June 1997 to June 1998, Mr. Gidel served as the Chief Executive Officer and a director of Meridian Point Realty Trust VIII Co. From January 1996 until April 1997, Mr. Gidel served as the President and Chief Operating Officer and a director of Paragon Group, Inc. Prior to such time, Mr. Gidel served as the President and Chief Operating Officer of Brazos Partners LP.

     Robert E. Giles has served as a Trust Manager since March 1996. Mr. Giles is currently the owner and President of Robert E. Giles Interests, Inc., a real estate consulting and development firm based in Houston, Texas. Mr. Giles also serves as President of Title Network, Ltd., a national title insurance agency. Mr. Giles was a Vice President with the J.E. Roberts Companies, Inc. from 1994 to 1995. From 1990 to 1994, Mr. Giles was President and a Director of National Loan Bank, a publicly-held company created through the merger of Chemical Bank and Texas Commerce Bank. Mr. Giles received his Bachelor of Arts degree from University of Texas -- Austin in 1970 and received a Master of Arts degree from University of Texas -- Arlington in 1973.

     Edward B. Kelley has served as a Trust Manager since December 1996, when he was appointed as a Trust Manager at the request of Realco pursuant to the terms of the Realco Share Purchase Agreement. Mr. Kelley is President of Realco. He joined Realco in April 1989 as Executive Vice President and Chief Operating Officer before assuming his new title in August 1989. Mr. Kelley received his Bachelor of Business Administration degree from St. Mary's University in 1964 and a Masters in Business Administration from Southern Methodist University in 1967, and is a Member of the Appraisal Institute (MAI). Mr. Kelley is a member of the Board of Directors of USAA Equity Advisors, Inc.

     Stanley J. Kraska, Jr. has served as a Trust Manager since July 1997, when he was appointed as a Trust Manager at the request of ABKB and LaSalle Advisors pursuant to the terms of the Common Share Purchase Agreements between the Trust and ABKB (as agent for the benefit of a particular client) dated as of July 3, 1997. Mr. Kraska has been employed by ABKB or its affiliates since February 1988. He currently serves as Managing Director, with responsibility for private placement investment. Mr. Kraska graduated from Dartmouth College in 1982 with a Bachelor of Arts degree and received a Master of Business Administration degree from Harvard University in 1986.

     Russell C. Platt has served as a Trust Manager since July 1997, when he was appointed as a Trust Manager at the request of MSAM pursuant to the terms of the Common Share Purchase Agreement dated as of June 20, 1997 among the Trust, MSRE and MSAM (as agent and attorney-in-fact on behalf of certain clients). Mr. Platt joined Morgan Stanley in 1982. He is a Managing Director of Morgan Stanley, Dean Witter, Discover & Co. and has primary responsibility for managing the real estate securities investment business for MSAM. MSAM manages approximately $1.3 billion in real estate securities worldwide for institutional and individual investors. He also serves as a member of the Investment Committee of The Morgan Stanley Real Estate Fund, a privately held limited partnership engaged in the acquisition of real estate assets, portfolios and real estate operating companies with gross assets of approximately $4 billion. He graduated from Williams College in 1982 with a Bachelor of Arts in Economics and received a Master of Business Administration from Harvard University in 1986. He is a member of the advisory boards of the National Multi Housing Council, The Wharton Real Estate Center and the MIT Center for Real Estate. He is also a member of The Urban Land Institute, NAREIT and the Pension Real Estate Association.

     James A. Schoff was appointed as a Trust Manager on July 30, 1998 pursuant to the Purchase Agreement. Mr. Schoff has been Executive Vice President and Vice Chairman of the Board, Chief Investment Officer and a director of DDR since February 1993. Prior to such time, Mr. Schoff was a principal and executive officer of Developers Diversified Group. After graduating from Hamilton College and Cornell University Law School, Mr. Schoff practiced law with the firm of Thompson, Hine and Flory LLP in Cleveland, Ohio, where he specialized in the acquisition and syndication of real estate properties. Mr. Schoff serves as a member of the Board of Trustees of the Western Reserve Historical Society, the Cleveland Ballet and the Children's Aid Society.

                             SHAREHOLDER PROPOSALS

     Any shareholder proposal to be presented at the 1999 annual meeting of shareholders must be received by the Trust at the Trust's principal office no later than December 29, 1998 in order to be included in the proxy statement and form of proxy for such meeting. As to any proposal that a shareholder intends to present to shareholders other than by inclusion in the Trust's proxy statement for the 1999 annual meeting of shareholders, the proxies named in management's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless the Trust receives notice of the matter to be proposed not later than March 6, 1999. Even if proper notice is received on or prior to March 6, 1999, the proxies named in management's proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Trust files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http:\\www.sec.gov.

     The SEC allows us to "incorporate by reference" information into this Proxy Statement, which means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about the Trust and its finances.


    SEC FILINGS (FILE NO. 1-09016)                          PERIOD
    ------------------------------                          ------
Annual Report on Form 10-K              Year ended December 31, 1997
Quarterly Reports on Form 10-Q          Quarters ended March 31, 1998 and June 30, 1998
Current Reports on Form 8-K             Filed on January 20, 1998, February 13, 1998,
                                        February 25, 1998, March 23, 1998, April 20,
                                        1998, May 14, 1998, May 22, 1998, June 17,
                                        1998, August 5, 1998 and September 17, 1998
Amendments to Current Report on Form    Filed on January 12, 1998, March 3, 1998, March
  8-K/A                                 23, 1998, March 23, 1998, May 15, 1998, July
                                        13, 1998 and October 2, 1998


     We are also incorporating by reference additional documents that we file with the SEC between the date of this Proxy Statement and the date of the Special Meeting of our shareholders.

     The Trust has supplied all information contained or incorporated by reference in this Proxy Statement relating to the Trust and DDR has supplied all such information relating to DDR.

     If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available to you without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement. Shareholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing or by telephone at the following address:

                               Investor Relations
                      American Industrial Properties REIT
                        6210 N. Beltline Road, Suite 170
                              Irving, Texas 75063
                        Telephone Number: (972) 756-6000


     If you would like documents from us, please make your request by November 13, 1998 to receive them before the Special Meeting.



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE ON THE PROPOSAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER 28, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS NOR THE ISSUANCE OF COMMON SHARES WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                             LIST OF DEFINED TERMS


                        DEFINED TERM                           PAGE NO.
                        ------------                           --------
A&A Portfolio...............................................      28
ABKB........................................................       3
Acquired Properties.........................................       5
Additional Shares...........................................       4
AIP.........................................................       1
Amendment No. One...........................................       4
April 30 Form 8-K/A.........................................      28
Breakup Fee.................................................      24
Cash Consideration..........................................       8
Chadwick....................................................       6
Change in Control...........................................      15
Change in Control Agreement.................................      15
Common Shares...............................................       1
Company A...................................................       8
Company B...................................................       8
Competing Transaction.......................................      18
Credit Facility.............................................      31
DDR.........................................................       1
DDR Designees...............................................       5
DDR Flex....................................................       4
DDR Note....................................................      31
Disinterested Executive Committee Members...................      17
Disinterested Trust Managers................................       8
Exchange Act................................................      15
FFO.........................................................      13
40% Threshold...............................................      21
Funding Option..............................................      22
HSR Act.....................................................      16
Institutional Investors.....................................       3
Investment Transactions.....................................      14
Initial Shares..............................................       4
Junior Shares...............................................      26
LaSalle.....................................................       3
LaSalle Advisors............................................       3
Liquidation Preference......................................      26
Merger......................................................       4
Merger Agreement............................................       4
Merger Consideration........................................       8
Morgan Entities.............................................       3
MSAM........................................................       3
MSAM Purchasers.............................................      40
MSRE........................................................       3
1998 Acquisitions...........................................      28
NOI.........................................................      13
Norfolk.....................................................      28
Other Recent Acquisitions...................................      28
180-Day Period..............................................      17
Parity Shares...............................................      26
Praedium....................................................       3

                        DEFINED TERM                           PAGE NO.
                        ------------                           --------
Preferred Shares............................................       1
Product.....................................................      19
Proposal....................................................       1
Prudential Securities.......................................       6
Purchase Agreement..........................................       4
Purchase Option.............................................      20
Purchased Shares............................................      19
Realco......................................................       3
Realco Share Purchase Agreement.............................      42
Registrable Securities......................................      27
Registration Rights Agreement...............................       8
REIT........................................................       5
Remaining Shares............................................       4
Salomon Smith Barney........................................       7
SEC.........................................................      15
Second Closing..............................................       4
Second Closing Date.........................................       4
Selected Companies..........................................      13
Selected Transactions.......................................      14
Shares......................................................       1
Share Sale..................................................       8
Standstill Period...........................................      21
Superior Proposal...........................................      19
Tech 29.....................................................      28
Trailing Average............................................      20
Transaction.................................................       4
Trust.......................................................       1
Voting Agreements...........................................       3
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                                       47

                                                                      APPENDIX I

                      [LETTERHEAD OF SALOMON SMITH BARNEY]

July 29, 1998

The Board of Trust Managers
American Industrial Properties REIT
6210 North Beltline
Irving, Texas 75063

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to American Industrial Properties REIT ("AIP") of the consideration set forth in the Share Purchase Agreement (the "Share Purchase Agreement") to be entered into between AIP and Developers Diversified Realty Corporation ("DDR") and the Agreement and Plan of Merger (the "Merger Agreement" and, together with the Share Purchase Agreement, the "Agreements") to be entered into among AIP, DDR and DDR Office Flex Corporation ("DDR Flex"), a wholly owned subsidiary of DDR. As more fully described in the Share Purchase Agreement, AIP will sell to DDR an aggregate of 6,175,730 common shares of beneficial interest, par value $0.10 per share, of AIP (the "AIP Common Shares") for a total purchase price of $95,723,815 in cash (the "Cash Consideration" and, such stock sale, the "Stock Sale"), and as more fully described in the Merger Agreement, AIP will acquire certain properties of DDR Flex (the "Cleveland Properties"), in a tax-free merger transaction (the "Merger" and, together with the Stock Sale, the "Transaction"), in exchange for an aggregate of 1,258,471 AIP Common Shares (the "Merger Consideration").

     In arriving at our opinion, we reviewed drafts of the Agreements and held discussions with certain senior officers, trust managers and other representatives and advisors of AIP and certain senior officers and other representatives and advisors of DDR concerning the businesses, operations and prospects of AIP and the Cleveland Properties. We examined certain publicly available business and financial information relating to AIP and certain available business and financial information relating to the Cleveland Properties as well as certain financial forecasts and other information and data for AIP and the Cleveland Properties which were provided to or otherwise discussed with us by the management of AIP, including information relating to certain strategic implications and operational benefits anticipated to result from the Transaction. We reviewed the financial terms of the Transaction as set forth in the Agreements in relation to, among other things: current and historical market prices and trading volume of AIP Common Shares; the financial condition and historical and projected earnings and other operating data of AIP and the Cleveland Properties; and the capitalization of AIP. We considered, to the extent publicly available, the financial terms of certain other transactions recently effected which we considered relevant in evaluating the Transaction and certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of AIP and the Cleveland Properties. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of AIP and DDR that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of AIP and DDR as to the future financial performance of AIP and the Cleveland Properties and the strategic implications and operational benefits anticipated to result from the Transaction. We have assumed, with your consent, that the final terms of the Agreements will not vary materially from those set forth in the drafts of the Agreements reviewed by us. We have been advised by representatives of AIP and therefore have assumed, with your consent, that the Transaction and related transactions contemplated thereby will also not adversely affect the status of AIP as a real estate investment trust. We have not made or been provided with an

The Board of Trust Managers
American Industrial Properties REIT
July 29, 1998
Page 2

independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of AIP or the Cleveland Properties nor have we made any physical inspection of the properties or assets of AIP or the Cleveland Properties. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the acquisition of all or a part of AIP. We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for AIP or the effect of any other transaction in which AIP might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

     Smith Barney Inc. and Salomon Brothers Inc (collectively doing business as Salomon Smith Barney) have acted as financial advisors to AIP in connection with the Transaction and will receive a fee for such services, a significant portion of which is payable upon the delivery of this opinion. We have in the past provided investment banking services to DDR unrelated to the proposed Transaction, for which services we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of AIP and DDR for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with AIP, DDR and their respective affiliates.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Trust Managers of AIP in its evaluation of the proposed Transaction, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to any matters relating to the Transaction. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Salomon Smith Barney be made, without our prior written consent.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Cash Consideration to be received by AIP in the Stock Sale, and the Merger Consideration to be paid by AIP in the Merger, taken together, is fair, from a financial point of view, to AIP.

Very truly yours,

SALOMON SMITH BARNEY

                      AMERICAN INDUSTRIAL PROPERTIES REIT

     The undersigned shareholder of American Industrial Properties REIT does hereby nominate, constitute and appoint Charles W. Wolcott and Marc A. Simpson, or either one of them, as Proxies, each with full power to appoint his substitute, to represent and vote all of the common shares of beneficial interest of American Industrial Properties REIT held of record by the undersigned at the special meeting of shareholders to be held at _____a.m. Dallas time on _________________, 1998, at ________________________, as follows:

APPROVAL OF THE ISSUANCE OF UP 11,064,193 COMMON SHARES OF BENEFICIAL INTEREST AND 10,266,795 SERIES A CONVERTIBLE PREFERRED SHARES OF BENEFICIAL INTEREST OF AMERICAN INDUSTRIAL PROPERTIES REIT (THE "TRUST") ISSUED PURSUANT TO (i) THE SHARE PURCHASE AGREEMENT, DATED AS OF JULY 30, 1998, BETWEEN THE TRUST AND DEVELOPERS DIVERSIFIED REALTY CORPORATION ("DDR"), AS AMENDED BY AMENDMENT NO. ONE THERETO, DATED AS OF SEPTEMBER 14, 1998, AND (ii) THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 30, 1998, AMONG THE TRUST, DDR AND DDR OFFICE FLEX CORPORATION.

          [  ] For            [  ] Against             [  ] Abstain




                           (Please See Reverse Side)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUST MANAGERS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ABOVE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO THE PROPOSAL ABOVE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.



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
                                                        Dated: ________________________________________, 1998

                                                        _____________________________________________________

                                                        _____________________________________________________

                                                        _____________________________________________________

                                                        (Signature of Shareholder(s))

                                                        (Joint owners must each sign. Please sign exactly as your
                                                        name(s) appear(s) on this card. When signing as attorney,
                                                        trustee, executor, administrator, guardian or corporate
                                                        officer, please give your full title.)

                                                        PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN
                                                        THE ENCLOSED ENVELOPE.


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